UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Darling International Inc.

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251 O’Connor Ridge Boulevard, Suite 300

Irving, Texas 75038

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 10, 2011

To the Stockholders of Darling International Inc.:

An Annual Meeting of Stockholders of Darling International Inc. (the “Company”) will be held on Tuesday, May 10, 2011, at 10:00 a.m., local time, at the Omni Mandalay Hotel at Las Colinas, 221 E. Las Colinas Blvd., Irving, Texas 75039, for the following purposes (which are more fully described in the accompanying Proxy Statement):

1.	To elect as directors of the Company the seven nominees named in the accompanying proxy statement to serve until the next annual meeting of stockholders (Proposal 1);

2.	To ratify the selection of KPMG LLP, independent registered public accounting firm, as the Company’s independent registered public accountant for the fiscal year ending December 31, 2011 (Proposal 2);

3.	To consider an advisory vote on executive compensation (Proposal 3);

4.	To consider an advisory vote on the frequency of future advisory votes on executive compensation (Proposal 4); and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof in accordance with the provisions of the Company’s bylaws.

The Board of Directors recommends that you vote to approve Proposals 1, 2 and 3, and enter a vote of “Once Every Year” for Proposal 4.

The Board has fixed the close of business on March 24, 2011, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

You are cordially invited to attend the Annual Meeting. However, whether or not you expect to attend the Annual Meeting, to assure your shares are represented at the Annual Meeting, please date, execute and mail promptly the enclosed proxy in the enclosed envelope, for which no additional postage is required.

A copy of our Annual Report for the year ended January 1, 2011 is enclosed for your convenience.

By Order of the Board,

John F. Sterling
Secretary

Irving, Texas

April 7, 2011

Your vote is important.

Please execute and return promptly the enclosed proxy card in the envelope provided.

(i)

251 O’Connor Ridge Boulevard, Suite 300

Irving, Texas 75038

PROXY STATEMENT

FOR AN ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 10, 2011

This Proxy Statement is provided to the stockholders of Darling International Inc. (“Darling,” “we” or “our company”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be voted at an Annual Meeting of Stockholders to be held at the Omni Mandalay Hotel at Las Colinas, 221 E. Las Colinas Blvd., Irving, Texas 75039, at 10:00 a.m., local time, on Tuesday, May 10, 2011, and at any adjournment or postponement thereof. This Proxy Statement and the enclosed proxy is first being sent or given to stockholders on or about April 7, 2011. This Proxy Statement provides information that should be helpful to you in deciding how to vote on the matters to be voted on at the Annual Meeting.

We are asking you to elect the seven nominees identified in this proxy statement as directors of Darling until the next annual meeting of stockholders, to ratify our selection of KPMG LLP as our registered public accounting firm for our fiscal year ending December 31, 2011 and to consider advisory votes on executive compensation as well as the frequency of future advisory votes on executive compensation.

QUESTIONS AND ANSWERS ABOUT VOTING

Why am I receiving these materials?

Our records indicate that you owned your shares of Darling common stock at the close of business on March 24, 2011 (the “Record Date”). You have been sent this Proxy Statement and the enclosed proxy card because Darling is soliciting your proxy to vote your shares of common stock at the Annual Meeting on the proposals described in this Proxy Statement.

What am I voting on?

There are four matters scheduled for a vote:

•	the election of the seven nominees identified in this proxy statement as directors, each for a term of one year (“Proposal 1”);

•	the ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2011 (“Proposal 2”);

•	an advisory vote on executive compensation (“Proposal 3”); and

•	an advisory vote on the frequency of future advisory votes on executive compensation (“Proposal 4”).

Who is entitled to vote at the Annual Meeting?

All owners of our common stock as of the close of business on the Record Date are entitled to vote their shares of common stock at the Annual Meeting and any adjournment or postponement thereof. As of the Record Date, a total of 116,982,112 shares of common stock are outstanding and eligible to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. The enclosed proxy card shows the number of shares you are entitled to vote at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If on the Record Date your shares were registered directly in your name with Darling, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, Darling encourages you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on the Record Date your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.

How do I vote?

Your shares may only be voted at the Annual Meeting if you are present in person or are represented by proxy. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to assure that your shares will be represented. To vote by proxy, complete the enclosed proxy card and mail it in the postage-paid envelope provided, or you may vote by using the telephone or the Internet in accordance with the instructions provided on the enclosed proxy card.

You may revoke your proxy at any time before it is exercised by timely submission of a written revocation to our Secretary, submission of a properly executed later-dated proxy or by timely voting by ballot at the Annual Meeting. Voting by proxy will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. Attendance at the Annual Meeting will not by itself constitute a revocation of your proxy — you must vote at the Annual Meeting.

If your shares are held in the name of a brokerage firm, bank, dealer or other similar organization that holds your shares in “street name,” you will receive instructions from that organization that you must follow in order for your shares to be voted.

All shares that you are entitled to vote and that are represented by a properly-completed proxy received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly deliver your proxy but fail to indicate how your shares should be voted, the shares represented by your proxy will be voted FOR Proposal 1, FOR Proposal 2 and FOR Proposal 3, not voted on Proposal 4 and in the discretion of the persons named in the proxy as proxy appointees as to any other matter that may properly come before the Annual Meeting.

Who may attend the Annual Meeting?

All stockholders that were stockholders of Darling as of the Record Date, or their authorized representatives, may attend the Annual Meeting. Admission to the Annual Meeting will be on a first-come, first-served basis. If your shares are held in the name of a brokerage firm, bank, dealer or other similar organization that holds your shares in “street name” and you plan to attend the Annual Meeting, you should bring proof of ownership to the Annual Meeting, such as a bank or brokerage account statement, to ensure your admission.

How will votes be counted?

The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares entitled to vote, is represented in person or by proxy. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (the “NYSE”), absent instructions from the beneficial owners, banks and brokers who hold shares in street name for beneficial owners have the authority to vote on routine corporate matters. The ratification of the selection of our independent registered public accounting firm is considered to be a routine matter, while the election of directors, the advisory vote on executive compensation and the advisory vote on the frequency of future advisory votes on executive compensation are not.

Proposal 1. With respect to the nominees for director listed under “Proposal 1 — Election of Directors,” to be elected, each nominee must receive a majority of all votes cast (assuming a quorum is present) with respect to that nominee’s election. A majority of votes cast means that the number of votes cast for a nominee’s election must exceed the number of votes cast against such nominee’s election. Each nominee receiving more votes for his election than votes against his election will be elected. In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each nominee. If you elect to abstain in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. Broker “non-votes” will not be counted as a vote cast with respect to a nominee and will therefore not affect the outcome of the vote on Proposal 1.

Proposal 2. With respect to Proposal 2 — “Ratification of Selection of Independent Registered Public Accountant,” the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required for approval of this item. You may vote “FOR,” “AGAINST” or “ABSTAIN”. If you abstain from voting, it will have the same effect as a vote against this item. Your broker (or another organization that holds your shares for you) may exercise its discretionary authority to vote your shares in favor of Proposal 2.

Proposal 3. With respect to Proposal 3 — “Advisory Vote on Executive Compensation,” the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required for approval of this item. You may vote “FOR,” “AGAINST” or “ABSTAIN”. If you abstain from voting, it will have the same effect as a vote against this item. Your broker (or another organization that holds your shares for you) does not have discretionary authority to vote your shares with regard to Proposal 3. Therefore, if your shares are held in the name of a brokerage firm, bank, dealer or similar organization that provides a proxy to us, and the organization has not received your instructions as to how to vote your shares on this proposal, your shares will be counted as if you had voted against Proposal 3.

Proposal 4. With respect to Proposal 4 — “Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation,” the frequency receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by our stockholders. Abstentions and broker non-votes will therefore have no effect on such vote.

Although the advisory votes on Proposals 3 and 4 are non-binding, as provided by law, our Board will review the results of the votes and will take them into account in making future decisions regarding executive compensation and the frequency of future advisory votes on executive compensation.

Who will count the votes?

Our transfer agent, Computershare Investor Services, will tally the vote and will serve as inspector of election at the Annual Meeting.

How are proxies being solicited and who will pay for the solicitation of proxies?

We will bear the expense of the solicitation of proxies. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and employees by other means, including telephone, over the Internet or in person. No special compensation will be paid to our directors, officers or employees for the solicitation of proxies. To solicit proxies, we will also request the assistance of banks, brokerage houses and other custodians, nominees or fiduciaries, and, upon request, will reimburse these organizations or individuals for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies. We will also use the services of the proxy solicitation firm of Georgeson Inc. to assist in the solicitation of proxies. For these services, we will pay a fee that is not expected to exceed $7,500, plus out-of-pocket expenses.

Who can help answer my other questions and to whom should I send a request for copies of certain material?

If you have more questions about voting, wish to obtain another proxy card or wish to receive a copy of our Annual Report on Form 10-K for the fiscal year ended January 1, 2011 without charge, you should contact:

John F. Sterling

General Counsel and Secretary

Darling International Inc.

251 O’Connor Ridge Boulevard, Suite 300

Irving, Texas 75038

Telephone: 972.717.0300 Fax: 972.281.4475

E-mail: corporatesecretary@darlingii.com

Important Notice Regarding the Availability of Proxy Materials for

the Stockholder Meeting to Be Held on May 10, 2011

The Proxy Statement and the 2010 Annual Report to security holders are available at

www.edocumentview.com/DAR

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware, our restated certificate of incorporation, as amended, and our amended and restated bylaws, our business, property and affairs are managed under the direction of the Board.

Independent Directors

The Board has determined that each of its current non-employee directors, O. Thomas Albrecht, Marlyn Jorgensen, Charles Macaluso, John D. March and Michael Urbut, as well as each of the new director nominees, D. Eugene Ewing and Michael Rescoe, meet the independence requirements of the NYSE and the Securities and Exchange Commission (the “SEC”).

Meetings of the Board

During the fiscal year ended January 1, 2011, the Board held five regular meetings and thirteen special meetings. Each of the directors attended at least 75% of all meetings held by the Board and all meetings of each committee of the Board on which the applicable director served during the fiscal year ended January 1, 2011.

Communications with the Board

Stockholders and other interested parties who wish to communicate with the Board as a whole, or to individual directors, may write them: c/o Secretary, Darling International Inc., P.O. Box 141481, Irving, Texas 75014-1481. All communications sent to this address will be shared with the Board, or the Lead Director, if so addressed.

It is a policy of the Board to encourage directors to attend each annual meeting of stockholders. The Board’s attendance allows for direct interaction between stockholders and members of the Board. All of our directors attended our 2010 annual meeting of stockholders.

Board Leadership Structure

Randall C. Stuewe, our Chief Executive Officer, serves as our Chairman of the Board pursuant to his employment agreement. As further discussed below, our company has an empowered independent Lead Director who is elected annually by our Board. We believe that the combined role of Chairman and Chief Executive Officer, together with an empowered independent Lead Director, is the optimal Board structure to provide independent oversight and hold management accountable while ensuring that our company’s strategic plans are pursued to optimize long-term shareholder value.

Because the Chairman of the Board is also the Chief Executive Officer, the Board has designated an independent director to serve as Lead Director to enhance the Board’s ability to fulfill its responsibilities independently. The Board appointed Mr. Macaluso as lead director. The Lead Director’s role includes:

•	convening and chairing meetings of the non-employee directors as necessary from time to time;

•	coordinating the work and meetings of the standing committees of the board;

•	acting as liaison between directors, committee chairs and management; and

•	serving as an information resource for other directors.

Our Lead Director’s responsibilities and authorities are more specifically described in our Corporate Governance Guidelines.

The Board’s Role in Risk Oversight

The Board and each of its committees are involved in overseeing risk associated with our company. In its oversight role, the Board annually reviews our company’s strategic plan, which addresses, among other things, the risks and opportunities facing our company. While the Board has the ultimate oversight responsibility for the risk management process, it has delegated certain risk management oversight responsibilities to the Board committees. One of the primary purposes of the audit committee, as set forth in its charter, is to act on behalf of the Board in fulfilling its responsibilities to oversee company processes for the management of business/financial risk and for compliance with applicable legal, ethical and regulatory requirements. Accordingly, as part of its responsibilities as set forth in its charter, the audit committee is charged with (i) inquiring of management and our company’s outside auditors about significant risks and exposures and assessing the steps management has taken or needs to take to minimize such risks and (ii) overseeing our company’s policies with respect to risk assessment and risk management, including the development and maintenance of an internal audit function to provide management and the audit committee with ongoing assessments of our company’s risk management processes and internal controls. In connection with these risk oversight responsibilities, the audit committee has regular meetings with our company’s management, internal auditors and independent, outside auditors. The nominating and corporate governance committee annually reviews our company’s corporate governance guidelines and their implementation. The compensation committee considers risks related to the attraction and retention of talented senior management and other employees as well as risks relating to the design of compensation programs and arrangements. Each committee provides the Board with regular, detailed reports regarding committee meetings and actions. In addition, our company employs Michael Rath as our Executive Vice President — Commodities and Risk Management. Mr. Rath reports directly to our CEO and provides regular updates and reports to our CEO and Board regarding all of our company’s commodity risk positions.

Committees of the Board

The Board has a standing nominating and corporate governance committee, audit committee and compensation committee.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee currently consists of Messrs. Macaluso (Chairman), Albrecht and Urbut, each of whom is independent under the rules of the NYSE and the SEC. The nominating and corporate governance committee met twice during the fiscal year ended January 1, 2011. The nominating and corporate governance committee is generally responsible for:

•	identifying, reviewing, evaluating and recommending potential candidates to serve as directors of our company;

•	recommending to the Board the number and nature of standing and special committees to be created by the Board;

•	recommending to the Board the members and chairperson for each Board committee;

•	developing, recommending and annually reviewing and assessing our Corporate Governance Guidelines and Code of Business Conduct and making recommendations for changes to the Board;

•	establishing and annually re-evaluating and recommending to the Board the standards for criteria for membership for, and the process of selection of, new and continuing directors for the Board;

•	communicating with our stockholders regarding nominees for the Board and considering whether to recommend these nominees to the Board;

•

evaluating annually the status of Board compensation in relation to comparable U.S. companies and reporting its findings to the Board, along with its recommendation of general principles to be used in determining the form and amount of director compensation;

•	periodically reviewing corporate governance matters generally and recommending action to the Board where appropriate;

•	reviewing and addressing any potential conflicts of interest of our directors and executive officers;

•	developing criteria for and assisting the Board in its annual self-evaluation;

•	overseeing the annual evaluation of management of our company, including oversight of the evaluation of our Chief Executive Officer by the compensation committee; and

•	overseeing the implementation and interpretation of, and compliance with, our company’s stock ownership guidelines.

The Board has adopted a written charter for the nominating and corporate governance committee.

Audit Committee. The audit committee currently consists of Messrs. Urbut (Chairman), Jorgensen and March, each of whom is independent under the rules of the NYSE and the SEC. The audit committee continued its long-standing practice of meeting directly with our internal audit staff to discuss the current year’s audit plan and to allow for direct interaction between the audit committee members and our internal auditors. The audit committee met four times during the fiscal year ended January 1, 2011. The audit committee is generally responsible for:

•	appointing, compensating, retaining, directing and overseeing our independent auditors;

•

reviewing and discussing with management and our independent auditors the adequacy of our disclosure controls and procedures and internal accounting controls and other factors affecting the integrity of our financial reports;

•	reviewing and discussing with management and our independent auditors critical accounting policies and the appropriateness of these policies;

•

reviewing and discussing with management and our independent auditors any material financial or non-financial arrangements that do not appear on the financial statements and any related party transactions;

•

reviewing our annual and interim reports to the SEC, including the financial statements and the “Management’s Discussion and Analysis” portion of those reports and recommending appropriate action to the Board;

•

discussing our audited financial statements and any reports of our independent auditors with respect to interim periods with management and our independent auditors, including a discussion with our independent auditors regarding the matters to be discussed by Statement of Auditing Standards No. 61 and No. 90;

•	reviewing relationships between our independent auditors and our company in accordance with Independence Standards Board Standard No. 1;

•	inquiring of management and our independent auditors about significant risks or exposures and assessing the steps management has taken to minimize those risks;

•	preparing the report of the audit committee required to be included in our proxy statement; and

•	creating and periodically reviewing our whistleblower policy.

The Board has determined in its own business judgment that all members of the audit committee are financially literate and have financial management expertise. The Board has designated Mr. Urbut, an independent director, as an audit committee financial expert in accordance with the requirements of the NYSE and the SEC.

The Board has adopted a written charter setting out the audit-related functions that the audit committee is to perform.

Please see page 43 of this Proxy Statement for the “Report of the Audit Committee.”

Compensation Committee. The compensation committee currently consists of Messrs. Albrecht (Chairman), Jorgensen and March, each of whom is independent under the rules of the NYSE and the SEC. The compensation committee met four times during the fiscal year ended January 1, 2011. The compensation committee is generally responsible for:

•	establishing and reviewing our overall compensation philosophy and policies;

•	determining and approving the compensation level of our Chief Executive Officer;

•	reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers;

•	evaluating at least annually the performance of our Chief Executive Officer and other executive officers in light of the approved goals and objectives;

•	examining and making recommendations to the Board with respect to the overall compensation program for managerial level employees;

•	reviewing and recommending to the Board for approval new compensation programs;

•	reviewing our incentive compensation, equity-based and other compensation plans and perquisites on a periodic basis;

•	reviewing employee compensation levels generally;

•	drafting and discussing our Compensation Discussion and Analysis required to be included in our annual proxy statement and recommending its inclusion to the Board; and

•	preparing the report of the compensation committee for inclusion in our annual proxy statement.

The Board has adopted a written compensation committee charter setting forth meeting requirements and responsibilities of the compensation committee.

Please see page 26 of this Proxy Statement for the “Compensation Committee Report.”

Code of Business Conduct

The Board has adopted a Code of Business Conduct to which all officers, directors and employees, who for purposes of the Code of Business Conduct are collectively referred to as employees, are required to adhere in addressing the legal and ethical issues encountered in conducting their work. The Code of Business Conduct requires that all employees avoid conflicts of interest, comply with all laws, rules and regulations, conduct business in an honest and fair manner, and otherwise act with integrity. Employees are required to report any violations of the Code of Business Conduct and may do so anonymously by contacting Darling’s independent omsbudsman. The Code of Business Conduct includes specific provisions applicable to Darling’s principal executive officer and senior financial officers.

The Code of Business Conduct also addresses our company’s procedures with respect to the review and approval of “related party transactions” that are required to be disclosed pursuant to SEC regulations. The Code of Business Conduct provides that any transaction or activity, in which Darling is involved, with a “related party” (which is defined as an employee’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any person (other than a tenant or employee) sharing the household of an employee of ours) shall be subject to review by our general counsel so that appropriate measures can be put into place to avoid either an actual conflict of interest or the appearance of a conflict of interest. Any waivers of this conflict of interest policy must be in writing and be pre-approved by our general counsel.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines to further align the interests of our non-employee directors and officers with those of our stockholders. The guidelines provide that our Chief Executive Officer should maintain an investment in Darling common stock that is equal to five times his annual base salary. Our Executive Vice Presidents and named executive officers other than our Chief Executive Officer should each maintain an investment in Darling common stock that is equal to 2.5 times his or her annual base salary. All other participants in the long-term incentive component of our executive compensation program should maintain an investment in Darling common stock that is equal to one times his or her annual base salary. Non-employee directors should each maintain an investment in Darling common stock that is equal to five times his or her annual retainer. Each person to which the stock ownership guidelines apply must hold at least 75% of shares received by such person through incentive awards (after sales for the payment of taxes and shares withheld to cover the exercise price of stock options) until such person is in compliance with the stock ownership guidelines referred to above. In determining whether the required investment levels have been met, shares will be valued using the closing price of Darling common stock on the date(s) acquired; however, shares held on March 23, 2011 (the date that the stock ownership guidelines were adopted) will be valued at the closing price of Darling common stock on such date. In addition, under the Company’s policy on securities transactions, each person subject to the stock ownership guidelines is prohibited from engaging in (i) short-term trading (generally defined as selling Company securities within six months following the purchase), (ii) short sales, (iii) transactions involving derivatives or (iv) hedging transactions.

Governance Documents

Copies of the Corporate Governance Guidelines, the Board committee charters and the Code of Business Conduct are available on our website at http://www.darlingii.com/investors.aspx. Stockholders may request copies of these documents free of charge by writing to Darling International Inc., 251 O’Connor Ridge Blvd., Suite 300, Irving, Texas 75038, Attn: Investor Relations.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended January 1, 2011, Messrs. Albrecht, Jorgensen and March, as well as former director C. Dean Carlson, served on the compensation committee. Mr. Carlson retired as a member of the Board on March 25, 2011. No compensation committee member (i) was an officer or employee of Darling, (ii) was formerly an officer of Darling or (iii) had any relationship requiring disclosure under the SEC’s rules governing disclosure of related person transactions. During the fiscal year ended January 1, 2011, we had no “interlocking” relationships in which (i) an executive officer of Darling served as a member of the compensation committee of another entity, one of whose executive officers served on the compensation committee of Darling, (ii) an executive officer of Darling served as a director of another entity, one of whose executive officers served on the compensation committee of Darling, or (iii) an executive officer of Darling served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Darling.

PROPOSAL 1 — ELECTION OF DIRECTORS

Introduction

Our current Board consists of six members. One of our current directors, Marlyn Jorgensen, will retire as a director at the Annual Meeting and will therefore not stand for reelection in 2011. The nominating and corporate governance committee recommended and the Board approved the nomination of the following seven nominees for election as directors at the Annual Meeting: O. Thomas Albrecht, D. Eugene Ewing, Charles Macaluso, John D. March, Michael Rescoe, Randall C. Stuewe and Michael Urbut.

At the Annual Meeting, the nominees for director are to be elected to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Each of the nominees has consented to serve as a director if elected. If any of the nominees become unable or unwilling to stand for election as a director (an event not now anticipated by the Board), proxies will be voted for a substitute as designated by the Board. The following table sets forth the age, principal occupation and certain other information for each of the nominees for election as a director.

Name	Age	Principal Occupation
Randall C. Stuewe	48

Mr. Stuewe has served as our Chairman and Chief Executive Officer since February 2003. From 1996 to 2002, Mr. Stuewe worked for ConAgra Foods, Inc. as executive vice president and most recently as president of Gilroy Foods. Prior to serving at ConAgra Foods, he spent twelve years in management, sales and trading positions at Cargill, Incorporated.

Mr. Stuewe brings a seasoned set of management and operating skills to Darling’s Board. The Company believes Mr. Stuewe’s 25 plus years of experiences at various agriculture processing businesses qualifies him to be both Chairman and Chief Executive Officer.

O. Thomas Albrecht	64

Mr. Albrecht was employed by McDonald’s Corporation from 1977 until his retirement in March 2001. Most recently, from 1995 until March 2001, Mr. Albrecht served as a senior vice president and chief purchasing officer of McDonald’s Corporation. From March 2007 until October 2010, Mr. Albrecht served as President of R&J Construction Supply, Inc. Mr. Albrecht has served as a director of our company since May 2002.

Mr. Albrecht brings an array of talents and experiences from his long tenure at McDonald’s Corporation, a world leader in the food service industry. A proven senior executive, Mr. Albrecht provides a wealth of experience, both domestic and internationally, in areas such as supply and vendor management and strategic planning and implementation. Mr. Albrecht serves as Chairman of our compensation committee and brings a thorough understanding of compensation systems necessary to retain and attract talent.

Name	Age	Principal Occupation
D. Eugene Ewing	62

Mr. Ewing has been the managing member of Deeper Water Consulting, LLC, a private wealth and business consulting company since March, 2004. Previously, Mr. Ewing was with the Fifth Third Bank. Prior to that, Mr. Ewing was a partner in Arthur Andersen LLP. Mr. Ewing currently serves as a director of Compass Diversified Holdings (NYSE: CODI), where he serves as chairman of the audit committee and as a member of the compensation committee. Mr. Ewing is on advisory boards for the business schools at Northern Kentucky University and the University of Kentucky. Mr. Ewing is also the chairman of the board of directors of CBS Personnel Holdings, Inc. and a director of a private trust company located in Wyoming.

As a former partner with a respected independent registered accounting firm and with over 30 years of business planning and transaction experience in a wide variety of industries and circumstances, Mr. Ewing brings to our Board a substantial level of experience with and understanding of complex accounting, reporting and taxation issues, SEC filings and corporate merger and acquisition transactions. He also brings a focus on and experience in long term succession issues for corporate management.

Charles Macaluso	67

Since 1998, Mr. Macaluso has been a principal of Dorchester Capital, LLC, a management consulting and corporate advisory service firm focusing on operational assessment, strategic planning and workouts. From 1996 to 1998, he was a partner at Miller Associates, Inc., a workout, turnaround partnership focusing on operational assessment, strategic planning and crisis management. Mr. Macaluso currently serves as a director of the following companies: Global Crossing Ltd. (NASDAQ: GLBC), where he serves on the audit committee; Lazy Days RV SuperCenters, Inc., where he serves on the audit and compensation committees; GEO Specialty Chemicals, where he serves as the chairman of the board; Global Power Equipment Group Inc. (NASDAQ: GLPW), where he serves as chairman of the board; Wellman Inc., where he serves as chairman of the board; and Pilgrim’s Pride Corporation (NYSE: PPC), where he serves on the audit committee. Mr. Macaluso has served as a director of our company since May 2002.

Mr. Macaluso brings substantial experience from both private equity and public company exposure. His extensive experience serving on the boards of directors

Name	Age	Principal Occupation
		of numerous public companies brings to our Board valuable experience in dealing with the complex issues facing boards of directors today and makes him duly qualified to serve as our Lead Director.

John D. March	63

Mr. March was employed by Cargill, Incorporated from 1971 until his retirement in December 2007, where he held a variety of managerial positions throughout his career. Most recently, from January 2000 until December 2007, Mr. March served as Corporate Vice President Platform Leader – Cargill Grain and Oilseed Supply Chain; Cargill Food Ingredients – North America. Mr. March currently serves as a director of BioFuel Energy Corp. (NASDAQ: BIOF), where he serves on the compensation committee. Mr. March has served as a director of our company since March 2008.

Through his long tenure at Cargill, Incorporated, a world leading producer and marketer of food, agricultural, financial and industrial products and services, Mr. March brings our Board tenured executive experience in global agriculture, food ingredients, biofuels and fats and oils.

Michael Rescoe	58

Mr. Rescoe served as executive vice-president and chief financial officer of Travelport Ltd. (travel services), a privately held company, from November 2006 until October 2009. He served as executive vice president and chief financial officer of the Tennessee Valley Authority, a federal corporation that is the nation’s largest public power provider, from July 2003 until November 2006. Mr. Rescoe was a senior officer and the chief financial officer of 3Com Corporation, a global technology manufacturing company specializing in Internet connection technology for both voice and data applications, from April 2000 until November 2002. During 1999 and 2000, Mr. Rescoe was associated with Forstman Little, a leveraged buyout firm. Prior thereto, Mr. Rescoe was chief financial officer of PG&E Corporation, a power and natural gas energy holding company, from 1997. For over a dozen years prior to that Mr. Rescoe was a senior investment banker with Kidder, Peabody and a senior managing director of Bear Stearns specializing in strategy and structured financing. Mr. Rescoe currently serves as a director of Global Crossing Ltd. (NASDAQ: GLBC), where he serves as chairman of the audit committee.

Mr. Rescoe’s strong financial background provides financial expertise to the Board, including a deep understanding of financial statements, corporate finance, accounting and capital markets.

Name	Age	Principal Occupation
Michael Urbut	62

Mr. Urbut served as a director of FSB Global Holdings, Inc. or its predecessor Fresh Start Bakeries, Inc. from 1999 until 2010, during which time he served as chair of its audit committee. Previous to 1999, Mr. Urbut worked in various management capacities at several foodservice-related companies. Mr. Urbut has served as a director of our company since May 2005.

Mr. Urbut brings extensive experience as an executive in the foodservice and rendering industries. In addition, Mr. Urbut has spent a significant portion of his professional career as a financial executive. Mr. Urbut’s financial certification and education along with his current and past experiences as a Chief Financial Officer qualify him to be the Chairman of our audit committee and to serve as its financial expert.

Director Nomination Process

The Board is responsible for approving nominees for election as directors. To assist in this task, the Board has designated a standing committee, the nominating and corporate governance committee, which is responsible for reviewing and recommending nominees to the Board. This committee is comprised solely of independent directors as defined by the rules of the NYSE and the SEC.

The Board has a policy of considering director nominees recommended by our stockholders. A stockholder who wishes to recommend a prospective board nominee for the nominating and corporate governance committee’s consideration can write to the Nominating and Corporate Governance Committee, c/o Secretary, Darling International Inc., P.O. Box 141481, Irving, Texas 75014-1481. In addition to considering nominees recommended by stockholders, our nominating and corporate governance committee also considers prospective board nominees recommended by current directors, management and other sources. Our nominating and corporate governance committee evaluates all prospective board nominees in the same manner regardless of the source of the recommendation.

As part of the nomination process, our nominating and corporate governance committee is responsible for reviewing with the Board periodically the appropriate skills and characteristics required of directors in the context of the current make-up of the Board. This assessment includes issues of judgment, diversity, experience and skills. In evaluating prospective nominees, including nominees recommended by stockholders, our nominating and corporate governance committee looks for the following minimum qualifications, qualities and skills:

•	highest personal and professional ethics, integrity and values;

•	outstanding achievement in the individual’s personal career;

•	breadth of experience;

•	ability to make independent, analytical inquiries;

•	ability to contribute to a diversity of viewpoints among board members;

•

willingness and ability to devote the time required to perform board activities adequately (in this regard, the committee will consider the number of other boards of directors on which the individual serves); and

•	ability to represent the total corporate interests of our company (a director will not be selected to, nor will he or she be expected to, represent the interests of any particular group).

As set forth above, our nominating and corporate governance committee considers diversity as one of a number of factors in identifying nominees for director. It does not, however, have a formal policy in this regard. The committee views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race, national origin and gender. The committee considers its current practice to be effective in identifying nominees for director who are able to contribute to the Board from diverse points of view.

Stockholders who wish to submit a proposal for inclusion of a nominee for director in our proxy materials must also comply with the deadlines and requirements of our bylaws and of Rule 14a-8 promulgated by the SEC. Please see “Additional Information” in this Proxy Statement for more information regarding the procedures for submission by a stockholder of a director nominee or other proposals.

In connection with our acquisition of Griffin Industries, Inc. (“Griffin”) in December 2010, we entered into an agreement with the selling shareholders in that transaction who received shares of our common stock as part of the purchase price that gives such shareholders the right to nominate (i) a total of two directors to the Board for so long as such shareholders maintain 6% or more ownership of our common stock and (ii) one director to the Board for so long as such shareholders maintain more than 3%, but less than 6%, ownership of our common stock. Currently such shareholders hold less than 6% of our common stock, and therefore have the right to designate one director. Such shareholders have designated D. Eugene Ewing as their nominee to the Board. Mr. Ewing has no arrangement or understanding with such shareholders with regard to how he will cast his vote on any given matter and is expected to act in the total corporate interests of our company.

Required Vote

To be elected, each nominee for director must receive a majority of all votes cast (assuming a quorum is present) with respect to that nominee’s election. Abstentions and broker “non-votes” will not be counted as a vote cast with respect to a nominee.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” each of the nominees set forth in Proposal 1.

OUR MANAGEMENT

Executive Officers and Directors

Our executive officers and directors, their ages and their positions as of March 26, 2011, are as follows. Our executive officers serve at the discretion of the Board.

Name	Age	Position
Randall C. Stuewe	48	Chairman of the Board and Chief Executive Officer
Robert A. Griffin	58	President – Griffin Industries
John O. Muse	62	Executive Vice President – Finance and Administration
Neil Katchen	65	Executive Vice President – Chief Operations Officer – Darling International
Martin W. Griffin	52	Executive Vice President – Chief Operations Officer – Griffin Industries
Michael L. Rath	46	Executive Vice President – Commodities and Risk Management
Robert H. Seemann	60	Executive Vice President – Sales and Services
John F. Sterling	47	Executive Vice President – General Counsel and Secretary
O. Thomas Albrecht (2) (3)	64	Director
Marlyn Jorgensen (1) (2)	71	Director
Charles Macaluso (3)	67	Director
John D. March (1) (2)	63	Director
Michael Urbut (1) (3) (4)	62	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.
(4)	In accordance with requirements of the SEC and the NYSE listing requirements, the Board has designated Mr. Urbut as an audit committee financial expert.

For a description of the business experience of Messrs. Stuewe, Albrecht, Jorgensen, Macaluso, March and Urbut, see “Proposal 1 — Election of Directors.”

Robert A. Griffin has served as President — Griffin Industries since December 17, 2010. Mr. Griffin served as President of Griffin Industries, Inc. from 2006 until its merger with our company on December 17, 2010. He has extensive experience in the areas of raw material procurement and plant operations. Mr. Griffin is also actively involved with the National Renderers Association and the Fats and Proteins Research Foundation.

John O. Muse has served as our Executive Vice President — Finance and Administration since February 2000. From October 1997 to February 2000, he served as Vice President and Chief Financial Officer. Prior to that, he was Vice President and General Manager at Consolidated Nutrition, L.C. from 1994 to 1997. He also held the position of Vice President of Premiere Technologies, a wholly-owned subsidiary of Archer-Daniels Midland Company from 1992 to 1994. From 1971 to 1992, Mr. Muse was Assistant Treasurer and Assistant Secretary at Central Soya Company, Inc.

Neil Katchen has served as our Executive Vice President — Operations since January 2010. Mr. Katchen has been an Executive Vice President of our company since November 2001. From November 2001 to January 2010, he served under the titles of Executive Vice President — Operations and Executive Vice President — Chief Operating Officer, Retail and Service. From October 1997 to November 2001, he served as Vice President of our Eastern Region.

Martin W. Griffin has served as Executive Vice President — Chief Operations Officer — Griffin Industries since December 17, 2010. Mr. Griffin served as Chief Operating Officer of Griffin Industries, Inc. from 2006 until its merger with our company on December 17, 2010. He has extensive experience in raw material procurement and plant operations. Mr. Griffin is involved in several state associations within the industry as well as the Fats and Proteins Research Foundation and the National Renderers Association.

Michael L. Rath has served as our Executive Vice President — Commodities and Risk Management since June 2009. Prior to that, Mr. Rath spent in excess of twenty years at Archer-Daniels-Midland Company (ADM) during which he held various marketing and management positions, including most recently General Manager of Renewable Industrial Chemicals, with responsibility for the commercialization of ADM’s glycerin/sorbitol to propylene glycol. Prior to that, Mr. Rath was in ADM’s Industrial Oils Group with a main focus on the commercialization of ADM’s global biodiesel platform.

Robert H. Seemann has served as our Executive Vice President — Sales and Services since August 2004. From 2003 to 2004, Mr. Seemann served as Vice President of International and Foodservice of ConAgra Food Ingredients. From 2001 to 2003, Mr. Seemann served as Vice President Sales and Marketing of Gilroy Foods, a division of ConAgra.

John F. Sterling has served as our Executive Vice President — General Counsel and Secretary since August 2007. From 1997 to July 2007, Mr. Sterling worked for Pillowtex Corporation, where he served as Vice President, General Counsel and Secretary since 1999. Pillowtex Corporation filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code on July 30, 2003.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Overview of Darling’s Compensation Program

The compensation committee (for purposes of this analysis, the “committee”) of the Board oversees various executive and employee compensation plans and programs. It also has responsibility for continually monitoring these plans and programs to ensure that they adhere to our company’s compensation philosophy and objectives. The committee determines the appropriate compensation levels of all executives, including the named executive officers whose compensation is discussed below, taking into account all forms of compensation, including retirement and post-retirement benefits and fringe benefits. In determining various long-term and short-term compensation components, the committee considers our company’s performance, the industry in which we operate, the current operating environment, relative shareholder return, and market compensation for similarly-situated executives. The Committee’s goal is to balance short-term and long term-compensation to provide fair near-term compensation while aligning executive pay with long-term shareholder value, while avoiding structures that would encourage excessive risk taking. The committee believes that the total compensation paid to the Chief Executive Officer, Executive Vice President–Finance and Administration (our principal financial officer) and the other named executive officers should be fair, reasonable and competitive, taking the above factors into account. Throughout this Proxy Statement, our Chief Executive Officer and Executive Vice President–Finance and Administration, as well as the other individuals included in the Summary Compensation Table, are referred to as the “named executive officers.”

The committee also evaluates and makes recommendations to the Board regarding our officer and director compensation plans, policies and programs, and reviews benefit plans for officers and employees. The committee’s charter, which can be found on our website at http://www.darlingii.com/Investors.aspx, reflects the above-mentioned and other responsibilities. The committee and the Board periodically review and, as appropriate, revise the charter.

The committee’s membership is determined by the Board and is composed entirely of independent directors, as defined under SEC rules and the listing standards of the NYSE. Additionally, each member of the committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. The committee meets as often as appropriate, but not less than twice annually, and it may also consider and take action by written consent. Mr. Albrecht, the committee chairman, reports on committee actions and recommendations from time to time at Board meetings. In addition, the committee has the authority to engage the services of outside advisers, experts and others to assist the committee.

In fiscal 2010, the committee was again particularly mindful of the U.S. and world economies and the sensitivities of the public (including our stockholders) to compensation awards that are not tied to performance. In addition, the committee had discussed with the Board and our executives our continued emphasis on conservative management and our compensation philosophy, which is designed to minimize excessive risk-taking by allocating a significant portion of executive compensation to long-term incentives, as discussed more fully below. The committee notes that despite a challenging economy our company had its second best financial performance in its history in fiscal 2010, posting $724.9 million in net sales, up from $597.8 million in fiscal 2009, and net income of $44.2 million (which would have been $52.8 million if not for the $13.7 million in transaction expenses related to our acquisition of Griffin Industries, Inc.), up from $41.8 million in fiscal 2009. In addition, our company’s successful completion of the acquisition of Griffin Industries, Inc. in December 2010 has expanded our nationwide footprint, diversified our rendering raw materials operations with the addition of Griffin’s poultry by-products operations, expanded our operations into the bakery waste recycling business and expanded our portfolio of finished products beyond commodity products to include value-added, premium and brand name products in established industries, such as pet food and aquaculture. Furthermore, in fiscal 2010 our company successfully integrated the rendering, grease collection and trap servicing business it acquired from Sanimax USA at the end of 2009 and acquired the operations of the largest deadstock rendering company in the State of Nebraska.

Use of Consultant. During fiscal 2004, pursuant to the independent authority provided in its charter, the committee first engaged Aon Hewitt (“Hewitt”), an outside global human resources consulting firm, to review executive compensation and our company’s incentive programs. The committee, together with Hewitt, developed the Darling International Inc. 2004 Omnibus Incentive Plan (the “2004 Omnibus Plan”), which our stockholders subsequently approved. The performance measures set forth in the 2004 Omnibus Plan were reapproved by our stockholders on May 11, 2010. Under the 2004 Omnibus Plan, the committee has the discretion to create additional “subplans.” The committee periodically reviews our comprehensive executive compensation program to ensure that it remains competitive and is providing the proper mix of cash, equity and long-term and short-term incentive compensation for our executives. During the review, the committee also analyzes its compensation philosophy and considers refinements to ensure continuing alignment of the elements of the program with stockholder interests. The committee continues to consult with Hewitt from time to time in connection with its periodic reviews and refinements of our compensation programs (including those for our outside directors). For fiscal 2010, to ensure that the amounts paid to our executives come within the committee’s stated compensation objectives, the committee engaged Hewitt to assist the committee in reviewing company pay programs, setting compensation opportunities for fiscal 2010 and reviewing pay outcomes based on 2010 financial performance. On January 8, 2010, the committee adopted an Amended and Restated Executive Compensation Program Policy Statement (the “2010 Compensation Policy”) which superseded the prior year compensation policy and which it used as guidance in approving the base compensation, long-term incentive program and annual incentive program for 2010 executive compensation that is more fully described below. The 2010 Compensation Policy modified the prior year compensation policy by changing the manner in which the number of shares of restricted stock and stock options participants are eligible to receive under the long term incentive program are calculated and by increasing the range as a percentage of base salary of the target dollar value of the equity grants available to our CEO under the long term incentive program. In addition to the services described above, the committee also engaged Hewitt during fiscal 2010 to assist in the design of the 2010 special incentive program relating to the successful acquisition of Griffin as more fully described below. Neither Hewitt nor its affiliate, Aon Corporation, provided services to our company during fiscal 2010 outside the scope of executive compensation.

Development of 2011 Executive Compensation Program. For fiscal 2011, to ensure that the amounts paid to our executives come within the committee’s stated compensation objectives, the committee again engaged Hewitt to assist the committee in reviewing company pay programs, and setting compensation opportunities for fiscal 2011. A particular point of emphasis for the committee in 2011 is to ensure that compensation programs remain competitive and provide the proper mix of cash, equity and long-term and short-term incentive compensation for our executives in light of the Griffin acquisition and its resulting impact on the size and complexity of our company’s business. As a result of this review, Hewitt made various recommendations to the committee for refinements to our company’s executive compensation program. On February 3, 2011, the committee adopted a 2011 Amended and Restated Executive Compensation Program Policy Statement (the “2011 Compensation Policy”), which supersedes the prior compensation policies for fiscal 2011 and beyond. The 2011 Compensation Policy modifies the 2010 Compensation Policy by, among other things, (i) using additional financial measures to determine peer companies, thereby better reflecting the enhanced size of our company, (ii) changing certain target and actual award thresholds and caps, (iii) implementing stock ownership guidelines for our senior executives and directors and (iv) changing the mix of equity awarded to non-employee directors (eliminating the prospective use of stock option grants).

Compensation Program Objectives

The committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals and to align executives’ interests with those of our stockholders by rewarding performance above established goals with the ultimate objective of improving stockholder value over time. In addition, the committee evaluates both performance and compensation to ensure that we maintain the ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives at companies similar to us. To achieve these objectives, the committee believes that executive compensation packages provided by our company to our executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals. The executive compensation program is designed to encourage executive officers to pursue strategies that serve the interests of our company and stockholders, and not to promote excessive risk taking by our executives.

Setting Executive Compensation

Based on the foregoing objectives, the committee has structured our company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the board-approved business goals set by our company early in the fiscal year and to reward the executives for achieving those goals. Moreover, each year the committee reviews the executive compensation policies to ensure a continued nexus between executive compensation and the creation of stockholder value. Therefore, each executive’s compensation is linked directly to our company’s performance through our use of a compensation structure that rewards exceptional performance, based upon the achievement of pre-established financial and operational goals and individual management objectives. The committee considers both long-term and near-term strategic and financial objectives in designing our company’s overall compensation programs. Each element of the program is addressed in the context of competitive conditions. In determining competitive compensation levels, the committee considers annual guidance from Hewitt, particularly analysis provided by Hewitt with respect to total compensation and each element of compensation for executives at comparable companies, and reviews of executive compensation paid by comparably-sized public companies. In the course of its review of our executive compensation program for fiscal 2010, Hewitt considered the appropriate basis for comparison to be used for this analysis, taking into consideration the lack of any publicly traded direct competitors and the cyclical nature of our business due to the fluctuation in commodity prices. As a result, in developing the executive compensation program for fiscal 2010, Hewitt recommended, and the Committee adopted, the use of three separate comparison groups in the analysis of our executive compensation program. With respect to a market assessment of the total compensation paid to our executives, the group used was comprised of a large general industry group of companies available from Hewitt. The committee did not select companies on a company-identified basis; rather, all companies that fit a profile based on data availability, industry, and size make up the group. Further, the market data was developed and analyzed using regression analysis, based on our company’s then applicable annual revenue of $807 million. Regression analysis was used to ensure pay data from larger companies did not overstate the competitive market for a company our size. With respect to compensation structure analysis only (i.e., pay mix and plan design), the Committee selected a group of 31 companies on the basis of their similar characteristics to our company, including companies in the agricultural, animal slaughtering and meat processing, waste product and renewable energy industries. With respect to the setting of performance standards, Hewitt conducted financial analysis to determine a group of 126 companies. This group includes companies in cyclical industries as well as companies used to analyze compensation structure.

The committee compares numerous elements of executive compensation (i.e., base salaries, annual incentive compensation, long-term incentive compensation, retirement benefits and certain material perquisites) to establish whether our company’s proposed compensation programs are competitive with those offered by comparable companies. The committee generally sets total target compensation for the named executive officers at or near the 50th percentile of total compensation paid to similarly situated executives at comparison companies. Variations from the 50th percentile level may occur, as dictated by the experience level of the individual and market factors. Further, the 50th percentile compensation target may be exceeded for a year in which performance significantly exceeds goals. For fiscal 2010, the committee believes that the total target compensation set for the named executive officers was at or near the 50th percentile of total compensation paid to similarly situated executives at comparison companies.

A significant percentage of total compensation is allocated to incentive compensation that rewards exceptional performance as a result of the objectives mentioned above. The committee reviews information provided by Hewitt annually to determine the appropriate level and mix of incentive compensation. Incentive compensation is paid as a result of the performance of our company and/or the individual, depending on the type of award, compared to established goals. Although performance levels are established at levels that are reasonably obtainable, executive officers must attain better than expected planned performance in order to earn a significant percentage of available incentive compensation and no incentive based compensation will be paid for years in which we do not obtain the pre-established performance goals.

Role of Executive Officers in Compensation Decisions

The committee makes all compensation decisions for the named executive officers. The Chief Executive Officer annually reviews the performance of each named executive officer (other than himself, as his performance is reviewed by the committee). The conclusions reached by the Chief Executive Officer and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the committee. The committee then exercises its discretion in modifying any recommended adjustments or awards to executives.

Elements of Compensation for Fiscal 2010

For fiscal 2010, the elements of compensation for the named executive officers were:

•	base salary;

•	annual incentive bonus;

•	long-term incentive compensation;

•	2010 special incentive program (relating to the Griffin acquisition);

•	retirement benefits; and

•	perquisites and other personal benefits.

In addition, the employment agreement with our Chief Executive Officer and Senior Executive Termination Benefits Agreements with the other named executive officers provide for potential payments upon termination of employment for a variety of reasons. Each of the elements of our company’s executive compensation program for fiscal 2010 is discussed in the following paragraphs.

Base Salary. Our company provides named executive officers and other employees with a base salary to compensate them for services rendered during each fiscal year. Base salary ranges for named executive officers are determined for each executive based on his position and responsibility by using market data supplied by Hewitt. Base pay is designed to be competitive when compared with comparison companies. The committee periodically reviews base salaries of senior executives to determine if adjustment is necessary based on competitive practices and economic conditions. Base salary for senior executives will also be reviewed and adjustment may be made based on individual performance and the individual’s skills, experience and background.

Annual Incentive Bonus. The 2010 Compensation Policy provides for an annual incentive bonus opportunity for each of our executives, including the named executive officers. In determining the amount of the target annual incentive bonus under the 2010 Compensation Policy, the committee considered several factors, including the desire to ensure that a substantial portion of potential total compensation is performance based, trends and compensation practices at comparison companies, as well as general information on “best practices” among high-performing companies.

In the 2010 Compensation Policy, the committee established the target components of the annual incentive bonus with specific elements in both financial and business objective areas. The financial objective component of the annual incentive bonus is based on our company’s yearly return on gross investment (or ROGI), which is defined as earnings before interest, taxes, depreciation and amortization divided by the sum of total assets plus accumulated depreciation minus other liabilities (other than those incurred to financing institutions, indebtedness issued to institutional investors and indebtedness registered under the Securities Act of 1933, as amended (the “Securities Act”)), including, but not limited to, accounts payable, accrued expenses, pension liabilities, other non-current liabilities and deferred income taxes. The committee has the ability to adjust annual ROGI based on extraordinary events. Accordingly, in calculating fiscal 2010 ROGI, the committee did not include the approximate $5.6 million in EBITDA contributed by the Griffin operations during the last two weeks of fiscal 2010 and eliminated the impact of certain costs related directly to the Griffin acquisition totaling approximately $10.6 million. The business objective component of the annual incentive bonus is predicated on both our company’s achievement of a minimum ROGI target and a program participant’s achievement of specific strategic, personal and operational goals (“SOPs”). A program participant may receive between 0% and 100% of his target payout with respect to the SOPs component depending on such participant’s performance for the fiscal year. Each program participant must achieve a minimum of 75% of his SOPs to receive any payout for the business component of the annual incentive bonus. Incentive compensation earned under each component is calculated independently and then aggregated to determine the total amount of a participant’s annual incentive bonus. Assuming our company’s achievement of 100% of targeted ROGI and the participant’s achievement of 100% of his SOPs, the financial objective component would make up 75% and the business objective component would make up 25% of a participant’s total annual incentive bonus. The committee set incentive award levels with reference to competitive conditions and to motivate executives by providing substantial bonus payments for the achievement of both our company’s and individual goals.

The committee selected ROGI as the relevant company financial goal in the 2010 Compensation Policy because the committee believes that a ROGI financial goal will better reflect our Board’s current and long-term strategic and financial objectives by evaluating our company’s relative performance to a comparison group over an extended period of time.

The SOPs were established based on objective factors. The types and relative importance of the SOPs varied among our executives depending upon their positions and the particular operations or functions for which they were responsible and included:

•	achieving pre-established levels of selling, general and administrative expenses;

•	achieving certain per unit operating costs;

•	achieving sales growth;

•	achieving safety goals; and

•	achieving certain strategic initiatives.

Following the end of the year, the committee analyzed each executive’s performance to determine to what extent the SOPs were met during the year. Following a recommendation from our Chief Executive Officer (except as to himself), the committee determined a payout percentage for each executive, including the Chief Executive Officer, based on its assessment of the achievement of these goals.

Pursuant to the 2010 Compensation Policy, a program participant will receive 100% of his target payout with respect to the financial measure component of the annual incentive award if our company attains an annual ROGI for the fiscal year equal to the 50th percentile of comparison companies (target ROGI) as calculated by Hewitt. For fiscal 2010, Hewitt calculated target ROGI as 15.2%. In addition, in accordance with the terms of the 2010 Compensation Policy, the committee also set a threshold and maximum ROGI for each program participant between which the participant would receive a percentage of target payout between 25% (for achievement at the 25th percentile of the comparison companies) and 400% (for achievement at or above the 90th percentile of the comparison companies) depending on the actual ROGI achieved. Each program participant is eligible for receipt of the SOPs component of the annual incentive award upon our company’s ROGI achievement at or above the 25th percentile of the comparison companies and achievement of at least 75% of the SOPs. The threshold, target and maximum annual incentive bonus opportunity for each of the named executive officers is shown in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column of the fiscal year 2010 Grants of Plan Based Awards Table included elsewhere in this Proxy Statement.

Our company exceeded the target ROGI for fiscal 2010, and, therefore, an annual incentive bonus was awarded to each of the named executive officers. The amount of the bonus for each named executive officer is included in the Non-Equity Incentive Plan Compensation column of the fiscal year 2010 Summary Compensation Table included elsewhere in this Proxy Statement.

Long-Term Incentive Compensation. The principal purpose of the long-term incentive portion (“LTIP”) of our executive compensation program is to encourage our executives to enhance the value of our company and, hence, the price of our company’s stock and the stockholders’ return over time. The long-term incentive component of the compensation system is also designed to create retention incentives for the individual and to provide an opportunity for increased equity ownership by executives through the granting of long-term equity based awards. We also believe that long-term equity based awards disincentivize excessive risk-taking by our executives by aligning our executives’ interests with our company’s and our stockholders’ long-term interests. Under the 2004 Omnibus Plan, the committee may grant various types of equity based awards, including performance based restricted stock and stock options. The long term incentive element of the 2010 Compensation Policy provides for annual equity grant award opportunities for each of our named executives, which awards are composed of 75% restricted stock and 25% stock options and are subject to our company meeting certain financial objectives for the relevant fiscal year. The committee sets a target grant dollar value for each participant, which for our CEO equals 125% of his base salary and for all other participants may range from 20% to 70% of the participant’s base salary. In making that determination, the committee considers the impact of the grant in the context of each executive’s aggregate compensation package. A program participant will receive 100% of his target grant dollar value if our company attains the target ROGI, which as stated above was calculated by Hewitt to be 15.2% for fiscal 2010. The actual amount of the award will be based on our company’s actual trailing five-year ROGI average and may range from between 50% (for achievement between the 5th percentile to the 25th percentile of the comparison companies) and 150% (for achievement at the 75th percentile or higher of the comparison companies) of the target grant dollar value. This program is designed to ensure that the program participants will receive some level of equity grant annually so long as our company is profitable, which the committee believes maximizes the retention element of our company’s long term incentive program.

Performance Based Restricted Stock. Performance based restricted stock awarded under the 2010 Compensation Policy does not have an exercise price and vests over a period of three years, with 25% vesting immediately upon issuance and 25% vesting on each of the next three anniversaries of the grant date. In accordance with the terms of the 2010 Compensation Policy, such restricted stock is granted on the fourth business day after the Company releases its annual financial results. For fiscal 2010, pursuant to the terms of the 2010 Compensation Policy, the target number of shares of restricted stock that each program participant is eligible to receive was calculated by dividing the target grant dollar value determined by the committee for each participant by the closing market price of our company’s common stock on January 8, 2010, the date of adoption of the 2010 Compensation Policy. As stated above, our company exceeded the target ROGI for fiscal 2010, and, therefore, restricted stock was granted and issued to the program participants on March 8, 2011. The number of shares of restricted stock issued to the named executive officers is shown in the Estimated Future Payouts Under Equity Incentive Plan Awards column of the fiscal year 2010 Grants of Plan-Based Awards Table included elsewhere in this Proxy Statement.

Stock Options. Stock options awarded under the 2010 Compensation Policy are granted on the fourth business day after our company releases its annual financial results and vest over a period of three years, with 25% vesting immediately upon issuance and 25% vesting on each of the next three anniversaries of the grant date. As with the restricted stock, for fiscal 2010 the target number of stock options that each program participant is eligible to receive was calculated by dividing the target grant dollar value determined by the committee for each participant by the closing market price of our company’s common stock on January 8, 2010, the date of adoption of the 2010 Compensation Policy. In addition, in accordance with the terms of the 2010 Compensation Policy, the exercise price of the stock options is equal to the fair market value of our company’s common stock on the third business day after the company releases its annual financial results for the plan year. As stated above, our company exceeded the target ROGI for fiscal 2010, and, therefore, stock options were granted to the program participants on March 8, 2011. The exercise price of such stock options was determined based on the closing price of our common stock on the NYSE on March 7, 2011. The number of stock options issued to the named executive officers is shown in the All Other Option Awards column of the fiscal year 2010 Grants of Plan-Based Awards Table included elsewhere in this Proxy Statement.

Additional Awards. The committee periodically evaluates the advisability of grants of long-term incentives to our executives and other employees. The committee will make additional awards as it determines are appropriate, advisable and in the best interests of our company, all in accordance with the 2004 Omnibus Plan.

Practices Regarding the Grant of Options and Other Equity-Based Awards. If applicable, our company generally makes grants to our named executive officers and other senior management on a once-a-year basis. The committee typically approves equity award opportunities at the beginning of a fiscal year in connection with its adoption of an executive compensation program for such upcoming fiscal year. The grants of the equity awards then generally occur during the first quarter of the following fiscal year once it has been determined that, and the committee certifies that, the applicable performance measures have been met. From time to time the committee makes discretionary grants of equity awards to other employees who do not participate in the executive compensation program. These grants are generally made at the same time that the grants are made to participants in the executive compensation program, based on recommendations by management and performance of such nonexecutive employees during the prior fiscal year.

Our company does not have a program, plan or practice to time annual or ad hoc grants of stock options or other equity-based awards in coordination with the release of material non-public information or otherwise. Our company does not have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date or the business day immediately preceding the grant date. Our company does not have a practice of determining the exercise price of option grants by using average prices or lowest prices of our common stock in a period preceding, surrounding or following the grant date.

2010 Special Incentive Program. On November 11, 2010, the committee approved a 2010 Special Incentive Program (the “2010 Special Incentive Program”) for certain key employees of the Company pursuant to and in accordance with the 2004 Omnibus Plan, in consideration of and conditioned upon the closing (the “Closing”) of our company’s acquisition of Griffin. The size of the awards granted under the 2010 Special Incentive Program were determined by the committee based upon guidance from Hewitt as to similar awards granted in transactions of like size and nature as the Griffin transaction. The individuals granted awards under the 2010 Special Incentive Program and the size of the award granted to each of these individuals were determined by the committee based upon the committee’s assessment of the expected required contribution of that individual to achieve Closing within a defined time period and to meet other objectives.

Restricted Stock Awards

Under the 2010 Special Incentive Program, certain key employees, including certain of the named executive officers, received a grant (“Grant One”) on December 20, 2010 (the “Grant One Date”) of a predetermined number of restricted shares of our company’s common stock as a result of the successful Closing on or before December 31, 2010. One third of such shares vested on the Grant One Date, one third will vest on the first anniversary of the Grant One Date and one third will vest on the second anniversary of the Grant One Date. In addition, under the 2010 Special Incentive Program, certain key employees, including all of the named executive officers, have the opportunity to receive two additional grants of restricted stock as further described below. Messrs. Robert Griffin and Martin Griffin will not participate in these grants. Closing the Griffin acquisition prior to December 31, 2010 was important because our merger agreement with Griffin provided for a $15 million penalty if the transaction did not close in 2010.

Grant Two. If the price of our company’s common stock on the last day of the 13th full consecutive month following the Closing (which occurred on December 17, 2010 (the “Closing Date”)) or, if such date is not a business day, the next succeeding business day (the “True-Up Date”) is equal to or greater than $10.00 per share, each participating employee will be eligible to receive shares of restricted stock, (i) one third of which will vest on the True-Up Date, (ii) one third of which will vest on the first anniversary of the True-Up Date and (iii) one third of which will vest on the second anniversary of the True-Up Date. The target for Grant Two was established because the rollover agreement that we entered into with certain Griffin shareholders who received our common stock as part of the transaction consideration for their Griffin shares provides that we will pay additional consideration to them if the volume weighted average price of our stock on the last day of the 13th full consecutive calendar month following the Griffin closing is not $10.002 per share or greater.

Grant Three. Grant three (“Grant Three”) is comprised of the following three components: (i) if, on the second anniversary of the Closing Date or, if such date is not a business day, the next succeeding business day, the price of our company’s common stock is $12.50 or higher, each participating employee will be eligible to receive one third of the total number of shares of restricted stock that such participating employee is eligible to receive under Grant Three (such total number of shares, the “Possible Grant”), (ii) if, on the third anniversary of the Closing Date or, if such date is not a business day, the next succeeding business day, the price of our company’s common stock is at least $12.50 per share and the percentage increase of our company’s common stock over $12.50 per share exceeds the median percentage increase of the common stock of the companies listed on the S&P 600 on the last day of the period for the preceding one year period, each participating employee will be eligible to receive one third of the Possible Grant and (iii) if, on the fourth anniversary of the Closing Date or, if such date is not a business day, the next succeeding business day, the price of our company’s common stock is at least $12.50 per share and the percentage increase of our company’s common stock over $12.50 per share exceeds the median percentage increase of the common stock of the companies listed on the S&P 600 on the last day of the period for the preceding two year period, each participating employee will be eligible to receive one third of the Possible Grant. If any of the performance goals set forth above are not met at the specified measurement date, the applicable portion of the Possible Grant will be forfeited in its entirety.

A participating employee will not be entitled to receive any grant under the foregoing restricted stock awards if such participating employee’s employment with our company has terminated, voluntarily or involuntarily, prior to the determination that the conditions to receive the restricted stock awards have been fulfilled.

The following table shows the amount of the Grant One award received by and the amounts of the Grant Two and Grant Three award opportunities for each named executive officer.

Name	Grant One	Grant Two Opportunity	Grant Three Opportunity
Randall C. Stuewe	35,000	70,000	70,000
John O. Muse	35,000	70,000	70,000
Neil Katchen	—	15,000	15,000
John F. Sterling	15,000	30,000	30,000
Michael L. Rath	—	10,000	10,000

Cash Payment

The 2010 Special Incentive Program also provided for cash based awards of up to $500,000 in the aggregate to senior company employees who were materially instrumental in successfully completing the Griffin acquisition. In accordance with the 2010 Special Incentive Program, executive management of our company recommended individual cash payments to certain key employees and the Committee reviewed and approved such cash payments. An aggregate of $260,000 in such cash payments were paid out in March 2011. None of the named executive officers received any of these cash payments.

Recoupment Policy. If our company were required to restate its financial statements, it would seek reimbursal from our chief executive officer and chief financial officer for any bonuses or other incentive or equity-based compensation, and profits from stock sales, received in the 12 months after the filing of financial statements that were later required to be restated due to the misconduct, to the extent required by the Sarbanes-Oxley Act of 2002. Our company will also implement the incentive compensation “clawback” provisions mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 in accordance with the requirements of that Act.

Retirement Benefits. Our company’s Salaried Employees’ Retirement Plan is a non-contributory defined benefit plan. Office and supervisory employees not covered under another plan automatically become participants in the Salaried Employee’s Retirement Plan on the earlier of January 1 or July 1 following completion of 1,000 hours of service in a consecutive twelve-month period. Upon meeting the eligibility requirement, employees are recognized as participants from the date of commencement of their service with our company. Eligible employees become fully vested in their benefits after completing five years of service. Benefits under the Salaried Employee’s Retirement Plan are calculated on “average monthly pay” based upon the highest 60 consecutive months of the latest 120 months (and subject to the limitations discussed above) and the years of service completed.

As part of a comprehensive overhaul of our company’s retirement benefit programs, the pension benefit accrued by participants in the Salaried Employee’s Retirement Plan was changed effective January 1, 2008. All participants are entitled to their accrued benefit as of December 31, 2007. The basic pension benefit up until December 31, 2007 was equal to 45% of the employee’s average monthly pay, reduced proportionally for years of service less than 25 years, with such multiple increasing by 0.5% per year for years of service in excess of 25 years to a maximum of 15 additional years. Effective January 1, 2008, for service years earned going forward, the benefit accrual will be 0.25% per year. Monthly benefits are capped at $7,500. Benefits are not subject to reduction for Social Security benefits or any other offset. In addition, our company offers a 401(k) plan to all of its eligible salaried employees. The 401(k) plan includes an employer contribution ranging from 2% to 5% of a participant’s base salary, based on age.

Perquisites and Other Personal Benefits. Our company provides named executive officers with certain perquisites and other personal benefits, reflected in the All Other Compensation column in the Summary Compensation Table included elsewhere in this Proxy Statement, that our company and the committee believe are reasonable and consistent with our overall compensation program to better enable our company to attract and retain superior employees for key positions. The committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

These perquisites include automobile allowances and/or use of company automobiles, club dues and participation in the plans and programs described above.

Employment Arrangements and Post-Termination Compensation. Our company has entered into an employment agreement with our Chief Executive Officer and Senior Executive Termination Benefits Agreements with certain other of our executive officers that provide for, among other things, potential payments and other benefits upon termination of employment for a variety of reasons. In addition, in connection with the Griffin transaction our company entered into Employment Agreements with our President — Griffin Industries and our Executive Vice President — Chief Operations Officer — Griffin Industries. See “Employment Agreements” and “Potential Payments upon Termination or Change-in-Control” included elsewhere in this Proxy Statement for a description of these agreements, including the severance benefits thereunder.

The committee believes that these severance arrangements are an important part of overall compensation for our named executive officers. The committee approved specific change of control provisions in certain of these agreements to provide reasonable personal protection to our senior executives in the context of an actual or potential change of control of our company. In addition, the committee views these arrangements as preventing management distraction during the critical periods prior to and immediately following a change of control. The committee also believes that severance and change of control arrangements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar agreements in place for their senior employees.

Tax and Accounting Implications

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code places a limitation on tax deductions of any publicly-held corporation for individual compensation to certain executives of that corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. The committee uses, where practical, compensation policies and programs that preserve the tax deductibility of executive compensation; however, the committee at its sole discretion may approve payment of nondeductible compensation from time to time if the committee determines that it is in the best interest of our company to do so.

Accounting for Stock Based Compensation. We value unvested stock options under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation — Stock Compensation.

Stock Ownership Guidelines

Our company has stock ownership guidelines to further align the interests of our non-employee directors and named executive officers with those of our stockholders. The guidelines provide that our Chief Executive Officer should maintain an investment in Darling common stock that is equal to five times his annual base salary. Our named executive officers other than our Chief Executive Officer should each maintain an investment in Darling common stock that is equal to 2.5 times his or her annual base salary. Non-employee directors should each maintain an investment in Darling common stock that is equal to five times his or her annual retainer. Each person to which the stock ownership guidelines apply must hold at least 75% of shares received by such person through incentive awards (after sales for the payment of taxes and shares withheld to cover the exercise price of stock options) until such person is in compliance with the stock ownership guidelines referred to above. In determining whether the required investment levels have been met, shares will be valued using the closing price of Darling common stock on the date(s) acquired; however, shares held on March 23, 2011 (the date that the stock ownership guidelines were adopted) will be valued at the closing price of Darling common stock on such date. Compliance with the stock ownership guidelines will be tested for the first time as of the end of the fiscal year ended December 31, 2011. In addition, under the Company’s policy on securities transactions, each person subject to the stock ownership guidelines is prohibited from engaging in (i) short-term trading (generally defined as selling Company securities within six months following the purchase), (ii) short sales, (iii) transactions involving derivatives or (iv) hedging transactions

COMPENSATION COMMITTEE REPORT

The compensation committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on that review and those discussions, the compensation committee recommends to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

O. Thomas Albrecht, Chairman
Marlyn Jorgensen
John D. March

Summary Compensation Table

The following table sets forth certain information with respect to the total compensation paid or earned by each of our named executive officers for our fiscal years 2010, 2009 and 2008.

Name and Principal Position	Year	Salary	Bonus	Stock Awards		Option Awards	Non-Equity Incentive Plan Compen- sation (4)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings (5)	All Other Compen- sation		Total
Randall C. Stuewe	2010	$675,000	—	$1,582,752	(1)	$299,678	$1,188,041	$22,410	$43,613	(6)	$3,811,494
Chairman and Chief	2009	675,000	—	531,563	(2)	103,509	889,196	13,047	37,537		2,249,852
Executive Officer	2008	637,000	—	373,000	(3)	—	2,278,620	15,843	32,941		3,337,404

John O. Muse	2010	342,700	—	449,998	(1)	85,200	397,832	69,459	49,473	(7)	1,394,662
Executive Vice	2009	336,000	—	189,000	(2)	36,802	309,858	41,386	36,118		949,164
President — Finance	2008	331,250	—	144,000	(3)	—	844,688	62,258	33,766		1,415,962
and Administration

Neil Katchen	2010	274,400	—	257,373	(1)	48,728	320,259	3,246	40,697	(8)	944,703
Executive Vice	2009	269,000	—	136,181	(2)	26,519	246,390	(6,280)	21,136		692,946
President — Chief	2008	265,000	—	134,000	(3)	—	413,069	6,799	27,971		846,839
Operations Officer

John F. Sterling	2010	263,200	—	246,860	(1)	46,738	308,832	5,991	25,399	(9)	897,020
Executive Vice	2009	258,000	—	130,613	(2)	25,430	242,764	3,839	23,708		684,354
President — General	2008	253,000	—	100,000	(3)	—	410,751	11,058	19,951		794,760
Counsel and
Secretary

Michael L. Rath (11)	2010	229,500	—	150,678	(1)	28,527	269,289	7,420	29,805	(10)	715,219
Executive Vice	2009	—	—	—		—	—	—	—		—
President —	2008	—	—	—		—	—	—	—		—
Commodities and
Risk Management

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the performance based restricted stock award granted on March 8, 2011 pursuant to the 2010 LTIP. See “Elements of Compensation for Fiscal 2010 – Long-Term Incentive Compensation” on page 21. See Note 12 of the consolidated financial statements in our Annual Report for the fiscal year ended January 1, 2011 regarding assumptions underlying valuation of equity awards.
(2)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the performance based restricted stock award granted on March 9, 2010.
(3)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the performance based restricted stock award granted on March 10, 2009.
(4)	The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the amounts earned and payable to each named executive officer for fiscal 2010, 2009 and 2008, as the case may be, under the applicable annual incentive plan. For fiscal 2010, these amounts are the actual amounts earned under the awards described in the fiscal 2010 Grants of Plan-Based Awards table on page 29. For fiscal 2010, payments under the annual incentive plan were calculated as described in “Elements of Compensation for Fiscal 2010 — Annual Incentive Bonus” on page 20.
(5)

The item for fiscal 2010 represents the change in the actuarial present value of the named executive officers’ accumulated benefits under the Darling International Inc. Salaried Employees’ Retirement Plan from January 2, 2010 to January 1, 2011. This change is the difference between the fiscal 2009 and fiscal 2010 measurements of the present value, assuming that benefit is not paid until age 65. The item for fiscal 2009 represents the change in the actuarial present value of the named executive officers’ accumulated benefits under the Darling International Inc. Salaried Employees’ Retirement Plan from January 3, 2009 to January 2, 2010. This change is the difference between the fiscal 2008 and fiscal 2009 measurements of the present value, assuming that benefit is not paid until age 65. Historically, our company has used an October 1 measurement date for its defined benefit plans. Our company changed to a fiscal year end measurement date at the end of fiscal 2008 as required by SFAS 158, Employers’ Accounting for Defined Benefit Pension and Other Post-Retirement Plans — an Amendment of FASB Statements No. 87, 88, 106 and 132(R). Thus, the item for fiscal 2008 represents the change in the actuarial present value of the named executive officers’ accumulated benefits under the Darling International Inc. Salaried Employees’ Retirement Plan from October 1, 2007 to January 3, 2009. This change is the difference between the fiscal 2007 and fiscal 2008 measurements of the present value, assuming that benefit is not paid until age 65. Each of these amounts was computed using the same assumptions used for financial statement reporting purposes under FAS 87, Employers’ Accounting for Pensions as described in Note 13 of the consolidated financial statements in our Annual Report for the fiscal year ended January 1, 2011.

(6)	Represents $24,000 in auto allowance, $7,636 in club dues paid by our company, $2,177 in group life and $9,800 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.
(7)	Represents $10,500 in auto allowance, $6,969 in personal auto use, $7,723 in club dues paid by our company, $9,581 in group life and $14,700 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.
(8)	Represents $7,562 in personal auto use, $18,435 in group life and $14,700 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.
(9)	Represents $800 in auto allowance, $9,324 in personal auto use, $3,315 in club dues paid by our company, $2,160 in group life and $9,800 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.
(10)	Represents $9,000 in auto allowance, $4,603 in personal auto use, $5,625 in club dues paid by our company, $777 in group life and $9,800 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.
(11)	Mr. Rath did not become a named executive officer until fiscal 2010. Accordingly, no information is given in this table for fiscal years prior to 2010.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to the plan-based awards granted to the named executive officers during the fiscal year ended January 1, 2011.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (3)	Maximum (#)
Randall C. Stuewe	1/8/10	$221,485	$506,251	$1,645,313	—	108,855	—	—	36,285	$14.50	$1,582,752	(5)
											$299,678	(6)

John O. Muse	1/8/10	$74,966	$171,351	$556,888	—	30,949	—	—	10,316	$14.50	$449,998	(5)
											$85,200	(6)

Neil Katchen	1/8/10	$60,025	$137,200	$445,900	—	17,701	—	—	5,900	$14.50	$257,373	(5)
											$48,728	(6)

John F. Sterling	1/8/10	$57,575	$131,600	$427,700	—	16,978	—	—	5,659	$14.50	$246,860	(5)
											$46,738	(6)

Michael L. Rath	1/8/10	$50,204	$114,751	$372,938	—	10,363	—	—	3,454	$14.50	$150,678	(5)
											$28,527	(6)

(1)	Represents the date that the compensation committee adopted the 2010 Compensation Policy that contained award opportunities for each named executive officer dependant upon the achievement of pre-established financial and operational goals.
(2)	Non-equity incentive awards granted to each of the named executive officers pursuant to the annual incentive bonus component of the 2010 Compensation Policy. These amounts assume achievement of 100% of the SOPs of the personal objective component of the annual incentive bonus payable pursuant to the 2010 Compensation Policy. Actual payments under these awards have already been determined and paid and are included in the Non-Equity Incentive Plan Compensation column of the fiscal year 2010 Summary Compensation Table. For a detailed discussion of the annual incentive bonus for fiscal year 2010, see “Elements of Compensation for Fiscal 2010 — Annual Incentive Bonus” on page 20.
(3)	Represents the performance based restricted stock which was granted and issued to the recipients on March 8, 2011, after it was determined that our company exceeded the minimum pre-established financial goal required for such grant. The number of shares of such performance based restricted stock granted was determined in accordance with the terms of the 2010 Compensation Policy. The awards vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant. Pursuant to the 2010 Compensation Policy, the range of the award opportunity for performance based restricted stock for each named executive officer was as follows: 36,285 to 108,855 shares for Mr. Stuewe; 10,316 to 30,949 shares for Mr. Muse; 5,900 to 17,701 shares for Mr. Katchen; 5,659 to 16,978 shares for Mr. Sterling; and 3,454 to 10,363 shares for Mr. Rath. For a detailed discussion of the restricted stock awards, see “Elements of Compensation for Fiscal 2010 — Long-Term Incentive Compensation” on page 21.
(4)

Represents the stock options which were granted and issued to the recipients on March 8, 2011, after it was determined that our company exceeded the minimum pre-established financial goal required for such grant. The number of stock options issued was determined in accordance with the terms of the 2010 Compensation Policy.

The exercise price of such stock options was determined based on the closing price of our company’s common stock on the NYSE on March 7, 2011. The awards vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant. Pursuant to the 2010 Compensation Policy, the range of the award opportunity for stock options for each named executive officer was as follows: 12,095 to 36,285 for Mr. Stuewe; 3,439 to 10,316 for Mr. Muse; 1,967 to 5,900 for Mr. Katchen; 1,886 to 5,659 for Mr. Sterling; and 1,151 to 3,454 for Mr. Rath. For a detailed discussion of the stock option awards, see “Elements of Compensation for Fiscal 2010 — Long-Term Incentive Compensation” on page 21.

(5)	Represents the grant date fair value of the performance based restricted stock award granted on March 8, 2011, computed in accordance with FAS 123R.
(6)	Represents the grant date fair value of the stock option award granted on March 8, 2011, computed in accordance with FAS 123R.

Employment Agreements

Mr. Stuewe’s Employment Agreement

We are party to an employment agreement with Mr. Stuewe that was amended and restated effective as of January 1, 2009, pursuant to which Mr. Stuewe is employed through December 31, 2011 with automatic extensions thereafter unless Mr. Stuewe’s employment is terminated earlier (i) by our company without cause (as defined in the agreement and discussed below) on not less than thirty days prior notice to Mr. Stuewe, (ii) by our company for cause (as defined in the agreement and discussed below) or upon Mr. Stuewe’s death or disability or (iii) by Mr. Stuewe for good reason (as defined in the agreement and discussed below).

Mr. Stuewe is employed as our Chairman and Chief Executive Officer. The employment agreement provides for a minimum annual base salary of $675,000, subject to increases at the discretion of the compensation committee of our Board, and an annual bonus paid pursuant to our company’s employee bonus plan in accordance with personal and company performance targets established annually by our compensation committee in consultation with Mr. Stuewe. The agreement also provides for Mr. Stuewe to receive our standard retirement and welfare benefits for executive officers. Furthermore, under his employment agreement, Mr. Stuewe is entitled to receive an allowance of $2,000 per month for the exclusive purpose of purchasing or leasing a new automobile of his choice.

Cause is defined in Mr. Stuewe’s employment agreement to mean: (i) Mr. Stuewe’s breach of certain covenants in the employment agreement, including covenants in respect of confidentiality, non-competition and non-solicitation by Mr. Stuewe, (ii) Mr. Stuewe’s conviction by, or entry of a plea of guilty or no contest in, a court of competent and final jurisdiction for any crime (whether felony or misdemeanor) involving moral turpitude or punishable by imprisonment, (iii) Mr. Stuewe’s commission of any crime, act of fraud, embezzlement or theft upon or against our company in connection with his duties or in the course of his employment with our company or otherwise, or Mr. Stuewe’s commission of any crime, act of fraud, embezzlement or theft upon or against any third party, (iv) Mr. Stuewe’s continuing failure or refusal to perform his duties as required by the employment agreement or (v) gross negligence, insubordination, material violation by Mr. Stuewe of any duty of loyalty to our company or any other material misconduct on the part of Mr. Stuewe. In order to be terminated for the reasons stated in (iv) and (v), Mr. Stuewe must receive written notice from the Board stating the nature of Mr. Stuewe’s failure or refusal to comply with the terms of the employment agreement and must be given an opportunity to correct the act or omission complained of.

Good reason is defined in Mr. Stuewe’s employment agreement to mean the occurrence of any of the following events or actions: (i) any material reduction in Mr. Stuewe’s base salary, (ii) Mr. Stuewe’s assignment of substantial duties materially inconsistent with his position as Chief Executive Officer or his experience or his demotion to a lesser position, (iii) our company’s failure to nominate Mr. Stuewe to the Board or removal of Mr. Stuewe from the Board (other than for cause or because of legal requirement), (iv) our company’s failure to pay or provide any amount of compensation or any material benefit that is due pursuant to the employment agreement or any plan, program, arrangement or policy with Mr. Stuewe, (v) a material increase in the indebtedness of our company over Mr. Stuewe’s objections or (vi) Mr. Stuewe’s resignation within ninety days following a change of control (as defined in the agreement) of our company. A finding of good reason pursuant to the above definition is not effective unless Mr. Stuewe provides our company with written notice within sixty calendar days of becoming aware of the facts and circumstances giving cause to the “good reason” and, if the facts and circumstances are capable of being cured, gives our company the opportunity to cure within thirty days of the notice.

On July 1, 2003, we granted Mr. Stuewe stock options to purchase 250,000 shares of our common stock at $2.30 per share (an option exercise price equal to 100% of the fair market value of our common stock on that date) pursuant to the terms of our 1994 Employee Flexible Stock Option Plan and an individual stock option agreement between Mr. Stuewe and us. On each of July 1, 2003, 2004, 2005 and 2006, 62,500 options became exercisable. Of these stock options, 150,000 remained unexercised and outstanding as of January 1, 2011.

Mr. Stuewe’s employment agreement also includes severance arrangements. These severance arrangements are discussed under the heading “Potential Payments upon Termination or Change of Control” beginning on page 34.

Other Employment Agreements

In connection with the closing of the Griffin transaction, we entered into employment agreements dated as of December 17, 2010, with each of Robert Griffin and Martin Griffin pursuant to which Robert Griffin serves as President — Griffin Industries and Martin Griffin serves as Executive Vice President — Chief Operations Officer — Griffin Industries. Pursuant to these employment agreements, Robert Griffin’s and Martin Griffin’s employment commenced on the Closing Date and will continue until December 17, 2013, subject to termination as provided in the employment agreements. During the term of the employment agreements, the base salary of each of the executives will be the same as such executive’s base salary at Griffin immediately prior to the Closing Date, subject to annual increases at the discretion of the compensation committee of our Board. The employment agreements also provide that each executive will receive a two to four week bonus for fiscal year 2011 and will participate in our 2004 Omnibus Plan for the remainder of such executive’s employment, as more fully described in the employment agreements. The employment agreements also provide for the executives to receive certain benefits, including, without limitation, participation in health and welfare and 401(k) plans, reimbursement for motor vehicle and travel expenses, vacation, eligibility to participate in our long term incentive program and participation in our salary continuation program for sickness and disabilities, as more fully described in the employment agreements.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer that are outstanding as of fiscal year ended January 1, 2011:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Randall C. Stuewe	150,000	—		$2.30	07/01/2013	142,036	(2)	$1,886,238
	127,100	—		$4.16	11/19/2014
	82,600	—		$3.94	06/16/2015
	5,395	16,186	(1)	$8.21	03/09/2020

John O. Muse	46,200	—		$3.94	06/16/2015	67,679	(3)	898,777
	1,918	5,755	(1)	$8.21	03/09/2020

Neil Katchen	41,100	—		$4.16	11/19/2014	37,638	(4)	499,833
	26,700	—		$3.94	06/16/2015
	1,382	4,147	(1)	$8.21	03/09/2020

John F. Sterling	1,325	3,977	(1)	$8.21	03/09/2020	38,940	(5)	517,123

Michael L. Rath	—	—		—	—	7,500	(6)	99,600

(1)	These stock options were granted on March 9, 2010 and vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant.
(2)	These shares consist of: (i) 118,703 shares that are part of awards granted on March 3, 2008, March 10, 2009 and March 9, 2010, which awards vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant, and (ii) 23,333 shares granted pursuant to the 2010 Special Incentive Program, which vest in three equal installments, with the first installment having vested immediately upon the grant date and the remaining two installments vesting on the next two anniversary dates of the grant.
(3)	These shares consist of: (i) 44,346 shares that are part of awards granted on March 3, 2008, March 10, 2009 and March 9, 2010, which awards vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant, and (ii) 23,333 shares granted pursuant to the 2010 Special Incentive Program, which vest in three equal installments, with the first installment having vested immediately upon the grant date and the remaining two installments vesting on the next two anniversary dates of the grant.
(4)	These shares are part of awards granted on March 3, 2008, March 10, 2009 and March 9, 2010, which awards vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant.
(5)	These shares consist of: (i) 28,940 shares that are part of awards granted on March 10, 2009 and March 9, 2010, which awards vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant, and (ii) 10,000 shares granted pursuant to the 2010 Special Incentive Program, which vest in three equal installments, with the first installment having vested immediately upon the grant date and the remaining two installments vesting on the next two anniversary dates of the grant.

(6)	These shares are part of an award granted on March 9, 2010, which award vests in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant.

Option Exercises and Stock Vested

The following table lists the number of shares acquired and the value realized as a result of option exercises by the named executive officers during the fiscal year ended January 1, 2011, and the value of any restricted stock that vested during the fiscal year ended January 1, 2011.

	Option Awards		Stock Awards
	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Randall C. Stuewe	—	—	66,280	$613,798
John O. Muse	—	—	32,257	$327,507
Neil Katchen	—	—	17,951	$151,080
John F. Sterling	—	—	17,480	$171,527
Michael L. Rath	—	—	2,500	$21,000

Pension Benefits

The following table shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each named executive officer, under our Salaried Employees’ Retirement Plan determined using interest rate and post-retirement mortality rate assumptions. These values are calculated assuming retirement at age 62, the earliest age at which a participant can receive an unreduced retirement benefit from our Salaried Employees’ Retirement Plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Randall C. Stuewe	Salaried Employees’	7.83	$125,804	—
	Retirement Plan
John O. Muse	Salaried Employees’	13.17	$537,147	—
	Retirement Plan
Neil Katchen	Salaried Employees’	40.58	$1,067,334	—
	Retirement Plan
John F. Sterling	Salaried Employees’	3.42	$20,888	—
	Retirement Plan
Michael L. Rath	Salaried Employees’	1.58	$7,420	—
	Retirement Plan

If the named executive officers remain employees of our company until they reach age 65, the years of credited service for Messrs. Stuewe, Muse, Katchen, Sterling and Rath will be as follows: Stuewe, 26 years; Muse, 17 years; Katchen, 41 years; Sterling, 21 years; and Rath, 21 years.

The present value of accumulated benefits has been calculated as of January 1, 2011, which is the measurement date for financial statement reporting purposes. The present value of accumulated benefits has been calculated assuming an age 62 retirement date (the earliest unreduced retirement age under the plan) and no pre-retirement death, disability, or withdrawal was assumed. All other assumptions used (including a 5.55% discount rate and a projection of the 2010 IRS Prescribed Mortality Static Annuitant, male and female) are consistent with the assumptions used for our company’s audited financial statements for the fiscal year ended January 1, 2011. See Note 13 of the consolidated financial statements in our Annual Report for the fiscal year ended January 1, 2011 for more information regarding the assumptions underlying the valuation of the pension benefits.

Information regarding our Salaried Employees’ Retirement Plan and the terms and conditions of payments and benefits available under the plan can be found under the heading “Elements of Compensation for Fiscal 2010 — Retirement Benefits” on page 24.

Potential Payments upon Termination or Change of Control

Mr. Stuewe’s employment agreement includes provisions pursuant to which he is entitled to the following severance and other payments upon his termination:

•

Termination upon Death: In the event that Mr. Stuewe’s employment with our company terminates as the result of his death, Mr. Stuewe’s designated beneficiary is entitled to receive the following amounts: (i) accrued but unpaid base salary through the date of termination, in a lump sum payment, within thirty days of termination; (ii) earned but unpaid bonus for a completed fiscal year, in a lump sum payment, within thirty days of termination; (iii) business expenses and accrued vacation pay, in a lump sum payment, within thirty days of termination; (iv) amounts to which Mr. Stuewe is entitled pursuant to Mr. Stuewe’s participation in employee benefit plans (the above amounts are collectively referred to as the “Accrued Entitlements” ); and (v) death benefits equal to two times Mr. Stuewe’s then-effective base salary pursuant to a group life insurance policy maintained at our company’s expense.

•

Termination upon Disability: In the event that Mr. Stuewe’s employment with our company terminates as the result of his disability (as defined in his employment agreement), Mr. Stuewe is entitled to receive (i) the Accrued Entitlements and (ii) $10,000 per month until Mr. Stuewe reaches 65 years of age pursuant to a group disability policy maintained at our company’s expense.

•

Termination for Cause; Resignation without Good Reason: If our company terminates Mr. Stuewe for cause (as defined in his employment agreement and discussed above) or Mr. Stuewe resigns without good reason (as defined in his employment agreement and discussed above), Mr. Stuewe is entitled to receive the Accrued Entitlements only.

•

Termination without Cause; Resignation for Good Reason: If our company terminates Mr. Stuewe without cause or Mr. Stuewe resigns for good reason (other than following a change of control), Mr. Stuewe is entitled to receive the following payments, among others: (i) the Accrued Entitlements; (ii) a lump sum payment, within thirty days of the date of termination, equal to two times Mr. Stuewe’s base salary at the highest rate in effect in the preceding twelve months; and (iii) an amount equal to the bonus that he would have been entitled to at year end, but only if our company’s performance to the termination date would entitle him to the bonus.

•

Termination upon a Change of Control of our company: If our company terminates Mr. Stuewe without cause within twelve months following a change of control or Mr. Stuewe resigns within ninety days following a change of control, Mr. Stuewe is entitled to the following payments, among others: (i) the Accrued Entitlements; (ii) a lump sum payment, within thirty days of the date of termination, equal to three times Mr. Stuewe’s base salary at the highest rate in effect in the preceding twelve months; and (iii) an amount equal to the bonus that he would have been entitled to at year end, but only if our company’s performance to the termination date would entitle him to the bonus.

Pursuant to Mr. Stuewe’s employment agreement, subject to certain exceptions, during Mr. Stuewe’s employment with our company and for a period of (i) two years thereafter in the event of termination without cause, (ii) three years thereafter in the event of termination upon a change of control and (iii) one year thereafter in each other instance (the “Restricted Period”), Mr. Stuewe may not have any ownership interest in, or be an employee, salesman, consultant, officer or director of, any entity that engages in the United States, Canada or Mexico in a business that is similar to that in which our company is engaged in the territory. Subject to certain limitations, Mr. Stuewe’s employment agreement also prohibits him from soliciting our company’s customers, employees or consultants during the Restricted Period. Further, Mr. Stuewe is required by his employment agreement to keep all confidential information in confidence during his employment and at all times thereafter.

Mr. Stuewe’s employment agreement contains a provision that provides that, if following a change of control, Mr. Stuewe’s employment is terminated and as a result of payments made to him in connection with the change of control an excise tax penalty is imposed on Mr. Stuewe under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), our company would be required to make a gross-up payment to Mr. Stuewe sufficient to cover the excise tax. Additionally, Mr. Stuewe’s employment agreement contains provisions intended to comply with Section 409A of the Code and the guidance promulgated thereunder. Our Board has adopted a policy precluding approval of tax gross-up provisions in employment agreements entered into by our company in the future with directors or executive officers.

We have also entered into severance agreements with each of Messrs. Muse, Katchen, Sterling and Rath, which provide that, subject to certain conditions, we must continue to pay the executive upon any termination of his employment (except termination by reason of the voluntary resignation, termination for cause or termination by reason of normal retirement) for one year (or 18 months in the case of Mr. Muse) (i) his annual base salary in effect at the time of his termination or, in the case of Mr. Muse, his annual base salary at the highest rate in effect in the preceding twelve months (the “Termination Payment Amount”), (ii) any accrued vacation pay due but not yet taken at the date of his termination, and (iii) life, disability, health and dental insurance, and certain other similar fringe benefits of our company (or similar benefits provided by our company) in effect immediately prior to the date of termination to the extent allowed under the applicable policies.

These severance agreements contain covenants for the benefit of our company relating to the protection of our confidential information, return of company property, non-solicitation of our employees during employment and for one year thereafter, non-disparagement of our company and its business, continued cooperation in certain matters involving our company and requiring the executive officer to mitigate required payments under the severance agreement by seeking other comparable employment as promptly as practicable after termination and causing any amount earned from any other employment to offset amounts payable under the severance agreement. The employee fringe benefits provided for in these severance agreements terminate when the executive officer obtains other employment.

In addition to the foregoing, Mr. Muse’s severance agreement also provides that if our company terminates Mr. Muse’s employment without cause within twelve months following a change of control (as defined in Mr. Muse’s severance agreement) or Mr. Muse resigns within ninety days following a change of control, then in lieu of the Termination Payment Amount (discussed above) and subject to certain conditions, Mr. Muse will receive a lump sum payment within thirty days of the date of termination equal to three times Mr. Muse’s annual base salary at the highest rate in effect in the preceding twelve months (the “Change of Control Termination Payment”). The Change of Control Termination Payment is not subject to the mitigation provision described above with respect to the Termination Payment Amount.

The tables below reflect the amount of compensation to each of the named executive officers of our company in the event of termination of the executive officer’s employment or upon a change of control. The amount of compensation payable to each named executive officer upon termination for cause, voluntary resignation, termination without cause, termination due to death or disability, or upon a change of control is shown below. The amounts shown assume that the termination or change of control was effective as of January 1, 2011, and thus include amounts earned through that date and are estimates of the amounts that would be paid to each executive officer listed upon his termination. The actual amounts to be paid can only be determined at the time of the applicable executive officer’s separation from our company.

	By Company for Cause	Voluntary Resig- nation	By Company Without Cause or Resignation for Good Reason		Death or Disability		Change in Control (Without Termination)	By Company Without Cause or Resignation for Good Reason Following a Change of Control
Randall C. Stuewe
Compensation	—	—	$1,350,000	(1)			—	$2,025,000	(2)
Annual Incentive Bonus (3)	—	—	1,188,041		$1,188,041		—	1,188,041
Excise Tax Gross-Up	—		—		—		—	—	(4)
Life Insurance Benefits	—	—	—		1,350,000	(5)	—	—
Accrued Vacation (6)	$52,000	$52,000	52,000		52,000		—	52,000
Health and Welfare	—	—	34,000	(7)	—		—	50,000	(8)
Disability Income	—	—	—		1,355,000	(9)	—	—
Equity Awards (10)	—	—	1,791,000		1,791,000		$2,101,000	2,101,000
Pension Accrual (11)	—	—	14,000		—		—	14,000
Relocation Expenses	—	—		(12)	—		—		(12)

(1)	Reflects the lump-sum value of the compensation to be paid to Mr. Stuewe in accordance with his employment agreement, which is two times his base salary at the highest rate in effect in the preceding twelve months.
(2)	Reflects the lump-sum value of the compensation to be paid to Mr. Stuewe in accordance with his employment agreement, which is three times his base salary at the highest rate in effect in the preceding twelve months.
(3)	Reflects amount due Mr. Stuewe under the annual incentive bonus component of the 2010 Compensation Policy, which would be payable to Mr. Stuewe under his employment agreement since our company’s performance in fiscal 2010 would have entitled him to the bonus as of the assumed date of termination.
(4)	No excise tax is due and owing under these circumstances; however, pursuant to the terms of Mr. Stuewe’s employment agreement, our company is obligated to cover the excise tax, if any, Mr. Stuewe incurs as a result of the termination of his employment following a change of control.
(5)	Reflects the lump-sum proceeds payable to Mr. Stuewe’s designated beneficiary upon his death, which is two times his then-effective base salary from a group life insurance policy (that is generally available to all salaried employees) and a supplemental executive life policy maintained by our company at its sole expense.
(6)	Reflects lump-sum earned and accrued vacation not taken.
(7)	Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of Mr. Stuewe for medical, dental, life and accidental death and dismemberment, as well as short and long-term disability, which, in accordance with the terms of Mr. Stuewe’s employment agreement, are to continue for a two year period after his employment is terminated.
(8)	Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of Mr. Stuewe for medical, dental, life and accidental death and dismemberment, as well as short and long-term disability, which, in accordance with the terms of Mr. Stuewe’s employment agreement, are to continue for a three year period after his employment is terminated following a change of control.
(9)	Reflects the lump-sum present value of all future payments that Mr. Stuewe would be entitled to receive under his employment agreement upon disability. Mr. Stuewe would be entitled to receive disability benefits until he reaches age 65.

(10)	Reflects the acceleration of vesting of 100% of Mr. Stuewe’s shares of unvested restricted stock awarded March 3, 2008, March 10, 2009, March 9, 2010 and, with respect to a change of control only, December 20, 2010, and unvested stock options awarded on March 9, 2010, with the value based on the closing price of our common stock on January 1, 2011 of $13.28 per share. There is no acceleration of the vesting of this restricted stock or stock options upon a resignation by Mr. Stuewe for good reason unless such resignation occurs following a change of control. The amounts shown in connection with change in control scenarios reflect the acceleration of the vesting of 100% of the unvested Grant One restricted stock awarded to Mr. Stuewe under the 2010 Special Incentive Program, but does not include any amounts attributable to Grant Two or Grant Three under the 2010 Special Incentive Program since the dates associated with the granting of these award opportunities would not have occurred by January 1, 2011.
(11)	Reflects the lump-sum present value that Mr. Stuewe would be entitled to receive pursuant to his employment agreement for pension benefits that would have accrued under our company’s salaried employees’ pension plan for the two year period following termination, calculated on his base salary at the highest rate in effect for the preceding twelve months prior to termination.
(12)	Pursuant to the terms of his employment agreement, if Mr. Stuewe is terminated by our company without cause or resigns for good reason (whether following a change of control or not), we will reimburse him for reasonable relocation expenses, which will be limited to realtor fees and closing costs for the sale of his Texas residence as well as costs of moving from Texas to California. These expenses are not reasonably estimable.

	By Company for Cause	Voluntary Resig- Nation	By Company Without Cause (1)		Death or Disability		Change in Control (Without Termination)	By Company Without Cause or Resignation Within 90 Days Following a Change of Control
John O. Muse
Compensation	—	—	$504,000	(2)	—		—	$1,008,000	(3)
Life Insurance Benefits	—	—	—		$1,100,000	(4)	—	—
Accrued Vacation (5)	$52,000	$52,000	52,000		52,000		—	52,000
Health and Welfare	—	—	24,000	(6)	—		—	46,000	(7)
Disability Income	—	—	—		316,000	(8)	—	—
Executive Outplacement	—	—	10,000	(9)	—		—	10,000	(9)
Equity Awards (10)	—	—	665,000		665,000		$975,000	975,000

(1)	All benefits payable to Mr. Muse upon termination by our company without cause (unless the termination follows a change of control) may end or be reduced due to his obligation to seek other employment as required by his severance agreement.
(2)	Reflects 18 months of compensation based on Mr. Muse’s base salary at January 1, 2011, to be paid to Mr. Muse in accordance with the terms of his severance agreement.
(3)	Reflects the lump-sum value of the compensation to be paid to Mr. Muse in accordance with his severance agreement, which is equal to three times his base salary at the highest rate in effect in the preceding twelve months.
(4)	Reflects the lump-sum proceeds payable to Mr. Muse’s designated beneficiary upon his death, which is two times his then-effective base salary, capped at $350,000, from a group life insurance policy that is generally available to all salaried employees and is maintained by our company at its sole expense, plus an additional amount equal to three times his then-effective base salary, capped at $750,000, from a supplemental executive life policy maintained by our company at its sole expense.

(5)	Reflects lump-sum earned and accrued vacation not taken.
(6)	Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of Mr. Muse for medical, dental, life and accidental death and dismemberment, as well as short and long-term disability, which, in accordance with the terms of Mr. Muse’s severance agreement, are to continue for eighteen months after his employment is terminated.
(7)	Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of Mr. Muse for medical, dental, life and accidental death and dismemberment, as well as short and long-term disability, which, in accordance with the terms of Mr. Muse’s severance agreement, are to continue for a three year period after his employment is terminated following a change of control.
(8)	Reflects the lump-sum present value of all future payments that Mr. Muse would be entitled to receive upon disability under a long-term disability policy maintained by our company at its sole expense. Mr. Muse would be entitled to receive up to 60% of his base salary annually, with the monthly benefit limited to no greater than $10,000, until the age of 65.
(9)	Reflects the present value of outplacement fees to be paid by our company to assist Mr. Muse in obtaining employment following termination.
(10)	Reflects the acceleration of vesting of 100% of Mr. Muse’s shares of unvested restricted stock awarded March 3, 2008, March 10, 2009, March 9, 2010 and, with respect to a change of control only, December 20, 2010, and unvested stock options awarded on March 9, 2010, with the value based on the closing price of our common stock on January 1, 2011 of $13.28 per share. The amounts shown in connection with change in control scenarios reflect the acceleration of the vesting of 100% of the unvested Grant One restricted stock awarded to Mr. Muse under the 2010 Special Incentive Program, but does not include any amounts attributable to Grant Two or Grant Three under the 2010 Special Incentive Program since the dates associated with the granting of these award opportunities would not have occurred by January 1, 2011.

	By Company For Cause	Voluntary Resignation	By Company Without Cause (1)		Death or Disability		Change in Control (With or Without Termination) (2)
Neil Katchen
Compensation	—	—	$274,000	(3)	—		—
Life Insurance Benefits	—	—	—		$1,100,000	(4)	—
Accrued Vacation (5)	$53,000	$53,000	53,000		53,000		—
Health and Welfare (6)	—	—	17,000		—		—
Disability Income	—	—	—		—	(7)	—
Executive Outplacement	—	—	10,000	(8)	—		—
Equity Awards (9)	—	—	555,000		555,000		$555,000

John F. Sterling
Compensation	—	—	263,000	(3)	—		—
Life Insurance Benefits	—	—	—		1,100,000	(4)	—
Accrued Vacation (5)	27,000	27,000	27,000		27,000		—
Health and Welfare (6)	—	—	17,000		—		—
Disability Income	—	—	—		1,422,000	(7)	—
Executive Outplacement	—	—	10,000	(8)	—		—
Equity Awards (9)	—	—	437,000		437,000		570,000

	By Company For Cause	Voluntary Resignation	By Company Without Cause (1)		Death or Disability		Change in Control (With or Without Termination) (2)
Michael L. Rath
Compensation	—	—	230,000	(3)	—		—
Life Insurance Benefits	—	—	—		1,100,000	(4)	—
Accrued Vacation (5)	18,000	18,000	18,000		18,000		—
Health and Welfare (6)	—	—	19,000		—		—
Disability Income	—	—	—		1,478,000	(7)	—
Executive Outplacement	—	—	10,000	(8)	—		—
Equity Awards (9)	—	—	100,000		100,000		$100,000

(1)	All benefits payable to the noted executive officer upon termination without cause may end or be reduced due to his obligation to seek other employment as required by his severance agreement.
(2)	Our company has no program, plan or agreement providing benefits to the noted executive officers triggered by a change of control except for the acceleration of the vesting of restricted stock awards to Messrs. Katchen, Sterling and Rath which, pursuant to the terms of the award, accelerates upon a change of control, which as defined in the 2004 Omnibus Plan means, subject to certain exceptions, any of the following events: (i) any person becomes the beneficial owner of 20% or more of the combined voting power of our company, (ii) the individuals who constitute the Board cease for any reason to constitute at least a majority of the Board (unless any new director is first approved by the existing Board) or (iii) the consummation of a reorganization, merger or consolidation to which our company is a party or a sale or other disposition of all or substantially all of the assets of our company.
(3)	Reflects 12 months of compensation based on the noted executive officer’s base salary at January 1, 2011, to be paid to the noted executive officer in accordance with the terms of his severance agreement.
(4)	Reflects the lump-sum proceeds payable to the noted executive officer’s designated beneficiary upon his death, which is two times his then-effective base salary, capped at $350,000, from a group life insurance policy that is generally available to all salaried employees and is maintained by our company at its sole expense, plus an additional amount equal to three times his then-effective base salary, capped at $750,000, from a supplemental executive life policy maintained by our company at its sole expense.
(5)	Reflects lump-sum earned and accrued vacation not taken.
(6)	Reflects the lump-sum present value of all future premiums paid to or on behalf of the applicable executive officer for medical, dental, life and accidental death and dismemberment, as well as short and long-term disability, which, in accordance with the terms of the severance agreement, are to continue for up to one year following termination.
(7)	Reflects the lump-sum present value of all future payments that the noted executive officer would be entitled to receive upon disability under a long-term disability policy maintained by our company at its sole expense. The noted executive officer would be entitled to receive up to 60% of his base salary annually, with the monthly benefit limited to no greater than $10,000, until the age of 65.
(8)	Reflects the present value of outplacement fees to be paid by our company to assist the executive officer in obtaining employment following termination.
(9)

Reflects the acceleration of vesting of 100% of shares of unvested restricted stock awarded on March 3, 2008, March 10, 2009 and March 9, 2010, in the case of Mr. Katchen, March 10, 2009, March 9, 2010 and, with respect to a change of control only, December 20, 2010, in the case of Mr. Sterling and March 9, 2010 in the case of Mr. Rath, and unvested stock options awarded on March 9, 2010 to each of Messrs. Katchen and Sterling, with the value in each case based on the closing price of our common stock on January 1, 2011 of $13.28 per share. The amount shown in connection with a change in control scenario for Mr. Sterling reflects the acceleration of the vesting of 100% of the unvested Grant One restricted stock awarded to Mr. Sterling under the 2010 Special Incentive Program, but does not include any amounts attributable to Grant Two or Grant Three under the 2010 Special Incentive Program since the dates associated with the granting of these award opportunities would not have occurred by January 1, 2011.

Compensation of Directors

The following table sets forth certain information regarding the fees earned or paid in cash and stock awards granted to each outside director during the fiscal year ended January 1, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
O. Thomas Albrecht	$77,000	$20,000	$19,254	$116,254
C. Dean Carlson (3)	67,500	20,000	19,254	106,754
Marlyn Jorgensen	69,500	20,000	19,254	108,754
Charles Macaluso	89,500	20,000	19,254	128,754
John D. March	68,000	20,000	19,254	107,254
Michael Urbut	82,500	20,000	19,254	121,754

(1)	The aggregate number of stock awards outstanding at January 1, 2011 for the directors listed above are as follows: Albrecht, 18,434; Carlson, 14,049; Jorgensen, 14,049; Macaluso, 18,434; March, 10,748; and Urbut, 18,434.
(2)	The aggregate number of option awards outstanding at January 1, 2011 for the directors listed above are as follows: Albrecht, 28,000; Carlson, 16,000; Jorgensen, 16,000; Macaluso, 28,000; March 12,000; and Urbut, 16,000.
(3)	Mr. Carlson retired from the Board effective March 25, 2011.

Non-employee members of the Board are paid a $35,000 annual retainer. Each outside director receives $1,500 for each board or committee meeting attended in person or by video where minutes are taken or $1,000 if attended by telephone. The chairman of each of the audit, compensation, and nominating and corporate governance committees receives an additional $12,000, $7,500 and $5,000, respectively, as an annual retainer, and the lead director of the Board receives an additional $15,000 annual retainer. In accordance with its written charter, the nominating and corporate governance committee is charged with evaluating annually the status of the Board’s compensation in relation to comparable U.S. companies and reporting its findings to the Board. In connection with Hewitt’s latest review of the Company’s executive compensation program, the committee retained Hewitt to review the Company’s compensation program for its outside directors. Based on Hewitt’s findings and recommendations, the committee recommended to the Board certain changes to the Company’s compensation program for its outside directors. Consistent with these recommendations, the Board approved the following changes to the Company’s compensation program for its outside directors effective beginning in fiscal 2011: (i) an increase in the annual retainer paid to Board members from $35,000 to $45,000 and (ii) an increase in the annual grant of restricted stock given to non-employee directors from $20,000 to $60,000, as more fully described below. In addition, the 2011 Compensation Policy eliminated stock option grants to our non-employee directors, which used to be made subject to the Company meeting a pre-established financial target.

Employee directors receive no additional compensation for serving on the Board.

As an element of annual non-employee director compensation, pursuant to the 2004 Omnibus Plan, each non-employee director receives an annual grant of $20,000 (or $60,000 beginning in fiscal 2011) in value of restricted stock on the fourth business day after we release our annual financial results. The number of shares granted is determined by dividing $20,000 (or $60,000 beginning in fiscal 2011) by the fair market value per share of our common stock on the third business day after we release our annual financial results. Accordingly, on March 9, 2010, each non-employee director received a grant of $20,000 in restricted stock. In the aggregate, 14,616 shares of restricted stock were granted to non-employee directors during the fiscal year ended January 1, 2011.

On March 8, 2011, each non-employee director received a grant of $60,000 in restricted stock, calculated in the manner described above.

Equity Compensation Plans

The following table sets forth certain information as of January 1, 2011 with respect to our equity compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated by (i) all compensation plans previously approved by our security holders, and (ii) all compensation plans not previously approved by our security holders. The table includes:

•	the number of securities to be issued upon the exercise of outstanding options;

•	the weighted-average exercise price of the outstanding options; and

•	the number of securities that remain available for future issuance under the plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	1,397,022	(1)	$5.87	1,933,217
Equity compensation plans not approved by security holders	—		—	—

Total	1,397,022		$5.87	1,933,217

(1)	Includes shares underlying options that have been issued pursuant to the 2004 Omnibus Plan as approved by the Company’s stockholders. See Note 12 of the consolidated financial statements in our Annual Report for the fiscal year ended January 1, 2011 for information regarding the material features of the 2004 Omnibus Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table and notes set forth certain information with respect to the beneficial ownership of shares of our common stock based on Schedule 13G or Schedule 13D filings, as the case may be, as of March 26, 2011, by each person or group within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), who is known to our management to be the beneficial owner of more than five percent of our outstanding common stock and is based upon information provided to us by those persons.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Michael W. Cook Asset Management Inc. d/b/a SouthernSun Asset Management Inc. 6000 Poplar Ave., Suite 220, Memphis, TN 38119	6,908,152	(1)	5.9%

Blackrock Inc. 40 East 52nd Street, New York, NY 10022	6,387,671	(2)	5.5%

(1)	Michael W. Cook Asset Management, Inc. is an investment adviser registered under section 203 of the Investment Advisers Act of 1940 and has sole dispositive power with respect to all of the above shares and sole voting power with respect to 5,881,372 of the above shares.
(2)	Blackrock Inc. is a parent holding company in accordance with Rule 13d-1 (b) (1) (ii) (G) of the Exchange Act and has sole voting and dispositive power with respect to all of the above shares.

Security Ownership of Management

The following table and notes set forth certain information with respect to the beneficial ownership of shares of our common stock, as of March 26, 2011, by each director, each nominee for director, each named executive officer and by all directors and executive officers as a group:

Name of Beneficial Owner	Common Stock Owned	Unexercised Plan Options (1)	Common Stock Beneficially Owned (2)	Percent of Common Stock Owned
Randall C. Stuewe	613,586	379,561	993,147	*
O. Thomas Albrecht	32,572	25,000	57,572	*
D. Eugene Ewing	0	0	0	0
Marlyn Jorgensen	31,733	13,000	44,733	*
Neil Katchen	190,260	72,039	262,299	*
Charles Macaluso	22,572	25,000	47,572	*
John D. March	14,886	9,000	23,886	*
John O. Muse	217,190	52,615	269,805	*
Michael L. Rath	20,363	863	21,226	*
Michael Rescoe	0	0	0	0
John F. Sterling	76,226	4,065	80,291	*
Michael Urbut	72,572	13,000	85,572	*
All executive officers and directors as a group (13 persons)	2,366,461	610,980	2,977,441	2.53%

*	Represents less than one percent of our common stock outstanding.
(1)	Represents options that are or will be vested and exercisable within 60 days of March 26, 2011.
(2)	Except as otherwise indicated in the column “Unexercised Plan Options” and footnote 1 and for unvested shares of restricted stock for which recipients have the right to vote but not dispositive power, the persons named in this table have sole voting and investment power with respect to all shares of capital stock shown as beneficially owned by them.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS

AND CERTAIN CONTROL PERSONS

Darling, through its wholly-owned subsidiary Griffin Industries, Inc., leases two real properties located in Butler, Kentucky and real properties located in each of Jackson, Mississippi and Henderson, Kentucky from Martom Properties, LLC, an entity owned in part by Martin W. Griffin, our Executive Vice President — Chief Operations Officer — Griffin Industries. The lease term for each of the Butler properties and the Jackson property is thirty years, and we have the right to renew such leases for two additional terms of ten years each. The annual rental payment for each of the Butler properties is $30,000 for the first five years of the lease term and is increased by the increase in the consumer price index every five years thereafter. The annual rental payment for the Jackson property is $221,715 for the first five years of the lease term and is increased by the increase in the consumer price index every five years thereafter. The lease term for the Henderson property is ten years, and we have the right to renew such lease for four additional terms of five years each. The annual rental payment for the Henderson property is $60,000 for the first five years of the lease term and is increased by the increase in the consumer price index every five years thereafter. Under the terms of each lease, we have a right of first offer and right of first refusal for each of the properties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and any persons who own more than ten percent of our common stock to file with the SEC various reports as to ownership of the common stock. These persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of the reports furnished to us, the aforesaid Section 16(a) filing requirements were met on a timely basis during fiscal 2010.

REPORT OF THE AUDIT COMMITTEE

The following report of the audit committee shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

Under the guidance of a written charter adopted by the Board, the audit committee oversees our management’s conduct of the financial reporting process on behalf of our Board. A copy of our audit committee charter can be found on our website at http//www.darlingii.com/investors.aspx. The audit committee also appoints the accounting firm to be retained to audit our company’s consolidated financial statements, and once retained, the accounting firm reports directly to the audit committee. The audit committee is responsible for approving both audit and non-audit services to be provided by the independent auditors.

Management is responsible for our company’s financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Our company’s independent auditors are responsible for auditing those consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States. The audit committee’s responsibility is to monitor and review these processes. It is not the audit committee’s duty or responsibility to conduct auditing or accounting reviews.

The audit committee met with management periodically during fiscal 2010 to consider the adequacy of our company’s internal controls, and discussed these matters and the overall scope and plans for the audit of our company with our independent auditors, KPMG LLP. The audit committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

The audit committee also discussed with senior management and KPMG LLP our company’s disclosure controls and procedures and the certifications by our Chief Executive Officer and Chief Financial Officer, which are required by the SEC under the Sarbanes-Oxley Act of 2002 for certain of our company’s filings with the SEC.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended January 1, 2011 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of our company’s accounting principles and other matters as are required to be discussed with the audit committee under auditing standards generally accepted in the United States. In addition, the audit committee has discussed with the independent auditors the auditors’ independence from our company and our management, including the matters in the written disclosures and letter which were received by the audit committee from the independent auditors as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and considered the compatibility of non-audit services with the auditor’s independence. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committee,” as amended.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board, and the Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2011 for filing with the SEC.

THE AUDIT COMMITTEE Michael Urbut, Chairman
Marlyn Jorgensen
John D. March

PROPOSAL 2 — RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The audit committee has selected KPMG LLP to serve as our company’s independent auditors for the fiscal year ending December 31, 2011. KPMG LLP served as our company’s independent registered public accountants for fiscal year 2010 and reported on our company’s consolidated financial statements for that year. We are asking our stockholders to ratify our company’s selection of KPMG LLP as our independent registered public accountants at the Annual Meeting. Although ratification is not required by our amended and restated bylaws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the audit committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

One or more representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

In addition to performing the audit of our consolidated financial statements, KPMG LLP provided various other services during fiscal 2010 and 2009. The aggregate fees billed for fiscal 2010 and 2009 for each of the following categories of services are set forth below:

Audit Fees. The aggregate fees billed or to be billed for professional services rendered by KPMG LLP during the years ended January 1, 2011 and January 2, 2010 for the audit of our financial statements as well as for the audit of our internal controls over financial reporting required by the Sarbanes-Oxley Act of 2002 and the review of our interim financial statements for the years ended January 1, 2011 and January 2, 2010 were $2,000,000 and $1,111,000, respectively.

Audit-Related Fees. The aggregate fees billed or to be billed for professional services rendered by KPMG LLP during the year ended January 1, 2011 were $416,000 for services related to the acquisition of Griffin Industries, Inc., and no audit-related services were provided during the fiscal year ended January 2, 2010.

Tax Fees. KPMG LLP did not provide any professional services for tax compliance, tax advice or tax planning for the years ended January 1, 2011 and January 2, 2010.

All Other Fees. The aggregate fees billed for professional services rendered by KPMG LLP during the years ended January 1, 2011 and January 2, 2010 for services other than those described above as “Audit Fees,” “Audit-Related Fees” and “Tax Fees” were none and $12,000 related to a transportation project evaluation, respectively.

Pre-approval Policy

The audit committee is required to pre-approve the audit and non-audit services to be performed by the independent auditor in order to assure that the provision of these services does not impair the auditor’s independence.

All audit services, audit-related services, tax services and other services provided by KPMG LLP were pre-approved by the audit committee, which concluded that the provision of these services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions, and no services provided by KPMG LLP to us for the year ended January 1, 2011 were non-audit related services. The audit committee charter provides for pre-approval of any audit or non-audit services provided to us by our independent auditors. The audit committee may delegate to its chairman pre-approval authority with respect to all permitted audit and non-audit services, provided that any services pre-approved pursuant to this delegated authority will be presented to the full audit committee at a subsequent committee meeting.

Required Vote

Ratification of KPMG LLP as our company’s independent registered public accountant for the fiscal year ending December 31, 2011 requires the affirmative vote of a majority of the shares of the common stock entitled to vote on the matter (assuming a quorum is present). Abstentions will have the same effect as a vote against the proposal, and broker “non-votes” may be voted at the discretion of the broker holding the shares.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” Proposal 2.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K under the Securities Act and the Exchange Act, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and disclosure.

As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” our executive compensation program is designed to reward the achievement of specific annual, long-term and strategic goals and to align executives’ interests with those of our stockholders by rewarding performance above established goals with the ultimate objective of improving stockholder value. Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement, beginning on page 17, for a more detailed discussion of our executive compensation program, including information about fiscal year 2010 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Accordingly, we will ask our stockholders to vote “FOR” adoption of the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Darling International Inc. approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with Item 402 of Regulation S-K under the Securities Act and the Exchange Act, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and disclosure.”

The say-on-pay vote is advisory and therefore not binding on our company, the compensation committee or the Board. However, the compensation committee and the Board value the opinions of our stockholders and will carefully consider the outcome of the vote and take into consideration any concerns raised by stockholders when determining future compensation arrangements.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” Proposal 3.

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES

ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also requires our company to seek a non-binding advisory stockholder vote on how frequently we should seek an advisory vote on the compensation of our named executive officers, such as Proposal 3 included in this Proxy Statement. We are required by the Dodd-Frank Act to provide stockholders with a say-on-pay vote every one, two or three years, as determined by a separate advisory stockholder vote held at least once every six years.

After careful consideration of this proposal, the Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for our company. Therefore, the Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in this Proxy Statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

Required Vote

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by our stockholders. However, because this vote is advisory and not binding on our company or the Board in any way, the Board may decide that it is in the best interest of our stockholders and our company to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders.

Recommendation of the Board

The Board recommends that the stockholders vote for “ONCE EVERY YEAR” on Proposal 4.

OTHER MATTERS

Our management is not aware of any other matters to be presented for action at the Annual Meeting; however, if any matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on these matters.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries (e.g., banks, brokers, trustees or other nominees) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Each stockholder who participates in householding will continue to receive a separate proxy card.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your bank, broker, trustee or other nominee and direct a written request to Darling International Inc., Attn: Investor Relations, 251 O’Connor Ridge Boulevard, Suite 300, Irving, Texas 75038 or an oral request by telephone at (972) 717-0300. If any stockholders in your household wish to receive a separate copy of this Proxy Statement, they may call or write to Investor Relations and we will promptly provide additional copies. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their bank, broker, trustee or other nominee.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this Proxy Statement, by going to the Investors page of our corporate website at www.darlingii.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this Proxy Statement, and therefore is not incorporated herein by reference.

Any person, including any beneficial owner, to whom this Proxy Statement is delivered may request copies of proxy statements or other information concerning us, without charge, by written or telephonic request directed to Darling International, Inc., 251 O’Connor Ridge Boulevard, Suite 300, Irving, Texas 75038, Attn: Investor Relations or by telephone at (972) 717-0300, on the Investors page of our corporate website at www.darlingii.com; or from our proxy solicitor, Georgeson Inc., by telephone toll-free at 1-800-790-6795. Such information is also available from the SEC through the SEC website at the address provided above.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF THE COMPANY’S COMMON STOCK AT THE ANNUAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED APRIL 7, 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in Our 2012 Annual Meeting Proxy Statement and Proxy Card

Any stockholder proposal to be considered by us for inclusion in our 2012 Proxy Statement and form of proxy card for next year’s Annual Meeting of Stockholders, expected to be held in May 2012, must be received by our Secretary at our principal executive offices located at 251 O’Connor Ridge Boulevard, Suite 300, Irving, Texas 75038, no earlier than January 11, 2012 (120 days prior to the first anniversary of the date of the 2011 Annual Meeting) and no later than February 10, 2012 (90 days prior to the first anniversary of the date of the 2011 Annual Meeting). To submit a stockholder proposal, a stockholder must be a stockholder of record of our company at the time of the above notice of proposal, must be entitled to vote at the 2012 Annual Meeting and must comply with the notice procedures set forth in our company’s bylaws. The SEC rules set forth standards as to what stockholder proposals are required to be included in a Proxy Statement.

By Order of the Board,

John F. Sterling
Secretary

Irving, Texas

April 7, 2011

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 10, 2011.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/DAR • Follow the steps outlined on the secured website.

Vote by telephone

•  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	The Board of Directors recommends a vote FOR all the nominees and FOR Proposals 2 and 3 and 1 year on Proposal 4.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
+
01 - Randall C. Stuewe	☐	☐	☐	02 - O. Thomas Albrecht	☐	☐	☐	03 - D. Eugene Ewing	☐	☐	☐

04 - John D. March	☐	☐	☐	05 - Charles Macaluso	☐	☐	☐	06 - Michael Rescoe	☐	☐	☐

07- Michael Urbut	☐	☐	☐
				For Against Abstain						For Against Abstain

2. Proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.				☐ ☐ ☐		3. Advisory vote on executive compensation.				☐ ☐ ☐

4. Advisory vote on the frequency of future advisory votes on executive compensation.				1 Yr 2 Yrs 3 Yrs Abstain ☐ ☐ ☐ ☐		5. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	+
01B53C

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON 05/10/11 FOR DARLING INTERNATIONAL INC. THE FOLLOWING MATERIAL IS AVAILABLE AT WWW.ENVISIONREPORTS.COM/DAR

PROXY STATEMENT AND ANNUAL REPORT

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Darling International Inc.

Proxy for Annual Meeting of Stockholders

MAY 10, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of DARLING INTERNATIONAL INC., a Delaware corporation (the “Company”), does hereby constitute and appoint John F. Sterling and Brad Phillips, or either one of them, with full power to act alone and to designate substitutes, the true and lawful proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Omni Mandalay Hotel at Las Colinas, 221 E. Las Colinas Blvd., Irving, Texas 75039, on May 10, 2011 at 10:00 a.m., local time, and at any and all adjournments and postponements thereof (the “Annual Meeting”), on all matters that may come before such Annual Meeting. Said proxies are instructed to vote on the following matters in the manner herein specified.

IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF COMMON STOCK COVERED HEREBY WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 AND 1 YEAR ON PROPOSAL 4 AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

The undersigned hereby revokes all previous Proxies and acknowledges receipt of the Notice of Annual Meeting dated April 7, 2011, the Proxy Statement attached thereto and the Annual Report of the Company for the fiscal year ended January 1, 2011 forwarded therewith.

(CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE)